UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       Pursuant to Section 12(b) or (g) of
                       the Securities Exchange Act of 1934

                        CHINA WI-MAX COMMUNICATIONS, INC.
                  -------------------------------------------
             (Exact name of registrant as specified in its charter)

             Nevada                                          61-1504884
----------------------------------                   ------------------------
 State or other jurisdiction of                           I.R.S. Employer
  incorporation or organization                          Identification No.

             1905 Sherman Street, Suite 335, Denver, Colorado 80203
 ------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code:
                                  303-668-0199

        Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class to be so                         Name of each exchange
           registered                                 on which each class is
                                                         to be registered
----------------------------------                   ------------------------
         Not Applicable                                   Not Applicable

           Securities to be registered under Section 12(g) of the Act:

                                  COMMON STOCK
                                  ------------
                                (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One).

---------------------------- ---------- -- -------------------------- ---------
Large accelerated filer       [___]        Accelerated filer            [___]
---------------------------- ---------- -- -------------------------- ---------
Non-accelerated filer         [___]        Smaller reporting company    [_X_]
(Do not check if a smaller
 reporting company)
---------------------------- ---------- -- -------------------------- ---------


                                TABLE OF CONTENTS

           TITLE                                                               PAGE NUMBER
           ---------------------------------------------------------------    -------------
Item 1     BUSINESS                                                                 3
Item 1A    RISK FACTORS                                                            10
Item 2     FINANCIAL INFORMATION                                                   20
Item 3     PROPERTIES                                                              27
Item 4     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT          27
Item 5     DIRECTORS AND EXECUTIVE OFFICERS                                        29
Item 6     EXECUTIVE COMPENSATION                                                  33
Item 7     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                          35
Item 8     LEGAL PROCEEDINGS                                                       35
Item 9     MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON                36
           EQUITY AND RELATED STOCKHOLDER MATTERS
Item 10    RECENT SALES OF UNREGISTERED SECURITIES                                 37
Item 11    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED                 47
Item 12    INDEMNIFICATION OF DIRECTORS AND OFFICERS                               48
Item 13    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                             49
Item 14    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING             75
           AND FINANCIAL DISCLOSURE
Item 15    FINANCIAL STATEMENTS AND EXHIBITS                                       75

ITEM 1.  BUSINESS

CHINA WI-MAX COMMUNICATIONS, INC.

China Wi-Max Communications, Inc. ("China Wi-Max" or "the Company") incorporated in the State of Nevada on July 5, 2006 and is a development stage telecommunications broadband provider that is focused on providing commercial customers with high bandwidth connections through first and second tier markets in China. China Wi-Max intends to build, own, and operate metropolitan area Internet Protocol (IP) based broadband networks, using both Company owned optical fiber and licensed Wi-Max capable wireless spectrum.

China Wi-Max networks are designed to provide the reliability, redundancy, scalability, and other features expected of a carrier class network. China Wi-Max believes it can bypass the local loop facilities of the local exchange carrier to connect enterprise customers directly to the global communications network.

CHINA WI-MAX STRATEGY

China Wi-Max is focused on creating a carrier class telecommunications network by combining a set of assets within China, through the acquisition and deployment of fiber optics and wireless connectivity. The Company is establishing a set of wholly owned and partially owned companies in China to meet the requirements of Chinese Administrative Regulations for Foreign Investment in Telecommunications Enterprises through which it intends to operate in China. (Refer to Appendix A - Exhibit 99.1 - regarding Corporate Structure) At the direction of the Company, optical fiber and licensed spectrum were purchased in Beijing and Hangzhou and are currently held by three parties in
Beijing, China. The Company has accounted for these transactions as non-refundable deposits. The Company intends to acquire additional wireless spectrum and fiber assets in eight markets in 2008 and 2009.

China Wi-Max will be concurrently deploying its optical fiber and wireless network in Beijing, where it intends to validate network performance. China Wi-Max intends to provide service to customers through direct connections to the Company's optical fiber or transmissions over licensed radio spectrum. China Wi-Max intends to offer customers high speed broadband Internet access supporting Voice over Internet Protocol, or VoIP, bandwidth on demand, bandwidth redundancy, virtual private networks, or VPNs, disaster recovery, bundled data and video services. The Company is working with equipment vendors to determine performance, availability, price, and ability to scale within each market and across multiple markets and plans to launch its first network in Beijing during the second quarter of 2008. (Refer to Appendix B - Exhibit 99.2 - for Network Overview)

China Wi-Max plans to tailor its service offerings to satisfy customer needs based principally upon size. For small businesses, the Company plans to offer connection packages ranging from 1,500,000 bits per second, the speed of a traditional T-1 telephone line, to 5,000,000 bits per second. For medium sized businesses, China Wi-Max plans to offer connection packages ranging from 5,000,000 bits per second to 10,000,000 bits per second. Finally, for large businesses, the Company plans to offer connection packages ranging from 10,000,000 bits per second to 1,000,000,000 bits per second. As companies grow, they can increase their bandwidth at any time in a variety of bits per second increments, many times without additional installation or equipment charges. Furthermore, regardless of business size and connection package, China Wi-Max plans to guarantee uptime, latency and throughput that meets or exceeds local industry standards.

To facilitate speed to market and to capitalize on existing distribution channels, China Wi-Max is assessing the potential to acquire incumbent value added resellers in each market. This can be a key enabler to rapid market penetration while also providing an immediate positive impact on revenue and earnings.

In addition, China Wi-Max is considering the purchase of a high bandwidth, optical fiber backbone that would provide internally owned interconnection between the metropolitan markets where it is acquiring fiber and licensed spectrum. No targets have yet been identified at this time.

(Refer to Appendix C - Exhibit 99.3 - Map)


China Wi-Max's initial ten target markets represent approximately eight percent of the population of China. The initial municipal market areas are:

                          APPROXIMATE MARKET POPULATION

METROPOLITAN AREA                                POPULATION
-----------------                                ----------
Beijing                                          16,000,000
Hangzhou                                          6,600,000
Shanghai                                         17,100,000
Chongqing                                        12,000,000
Shenzhen                                          9,000,000
Dalian                                            5,800,000
Qingdao                                           7,000,000
Guangzhou                                        13,500,000
Xi'an                                             4,000,000
Tianjin                                           7,200,000
                                                 ----------
TOTALS                                           98,200,000
                                                 ==========

Refer to Appendix C - Exhibit 99.3 - for Fiber Maps per City.

OUR NETWORKS

China Wi-Max plans to establish fiber and wireless networks in each of the markets it will serve by purchasing existing fiber and by installing antennae on towers, building rooftops or other structures to send and receive wireless signals that will connect to the Company's fiber network. China Wi-Max will connect the customer to its optical fiber networks, which are designed to have no single point of failure. The optical fiber will be fed by two or more lead Internet providers located at various points of its service cities. For new markets that China Wi-Max enters, after installing its optical fiber network and its wireless base stations, China Wi-Max generally plans to activate new customers within two to ten business days of receiving an order. China Wi-Max's coverage area can be accessed by customers on its fiber network and within approximately 10 miles of the Company's installed base stations, depending upon location and line of sight access.

MARKET COVERAGE

China Wi-Max intends to grow its business by deploying the Company's service more broadly in each metro market it enters and plans to rapidly increase its subscriber base. China Wi-Max intends to deploy the Company's optical fiber and wireless broadband network broadly both in terms of geography and categories of commercial and business subscribers. China Wi-Max currently intends to increase the number of geographic markets it will serve to 10, taking advantage of a staged roll-out model to deploy our services throughout these major Chinese markets. China Wi-Max also plans to service a wide a range of commercial subscribers, from small businesses to large enterprises.

China Wi-Max determined which geographic markets to enter by assessing a number of criteria in four broad categories. First, it evaluated the Company's ability to deploy its services in a given market, taking into consideration the Company's optical fiber and spectrum position. Second, the Company generally assessed the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, China Wi-Max evaluated the economic potential of the market, focusing on the size of the market and capital requirements. Finally, the Company looked at distances between markets to attempt to combine offices and sales/marketing efforts to gain potential operational and other cost efficiencies that might be realized.

SALES AND MARKETING

China Wi-Max plans to hire salespeople to sell its services directly to large subscribers, but plans to primarily rely on indirect channels of distribution in the first stages of market entry. China Wi-Max plans to compensate these employees on a salary plus commission basis.

Indirect sales channels will include a variety of sales representatives, such as direct agents, resellers, online operators, and building owners. In many cases, the Company expects authorized representatives to assist in developing awareness of and demand for its services by promoting the Company's services and brands as part of its own advertising and direct marketing campaigns. Such representatives will normally be compensated either on a one-time referral fee basis or through the payment of a residual of between 5% and 20% of revenue referred by such representatives, based on volume and other relevant factors.

To facilitate speed to market and to capitalize on existing distribution channels, China Wi-Max is assessing the potential to acquire incumbent value added resellers in each market. This can be a key enabler to rapid market penetration while also providing an immediate positive impact on revenue and earnings. The Company also expects to slowly increase its direct sales force to focus on large enterprise accounts as it becomes better established in each new market.

COMPETITION

The market for broadband services is highly competitive, and includes companies that offer a variety of services using a number of distinctly different technological platforms, such as cable networks, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies. The Company competes with these companies on the basis of the portability, ease of use, speed and price of our respective services. Competitors to the Company's optical fiber and wireless broadband services include:

         INCUMBENT TELEPHONE COMPANIES

The Company faces competition from traditional wireline operators in terms of price, performance, discounted rates for bundles of services, breadth of service, reliability, network security, and ease of access and use. In particular, China Wi-Max faces competition from traditional wireline companies like China Telecom, China Tietong and China Netcom.

         CABLE MODEM AND DSL SERVICES

China Wi-Max competes with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as China Cable Television Network and Shanghai Cable TV, although the broadband competition from cable has not been nearly as robust as from DSL. There are many cable companies, but most have a relatively small number of users. Incumbent telephone companies, such as China Telecom, China Tietong and China Netcom have been aggressively adding capacity and upgrading the speed of their DSL networks. Both the cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional services.

         CELLULAR AND PCS SERVICES

Cellular carriers are seeking to expand their capacity to provide data and voice services that are superior to China Wi-Max. These providers have substantially broader geographic coverage than China Wi-Max has and, for the foreseeable future, than the Company expects to have. If one or more of these providers can deploy technologies that compete effectively with China Wi-Max services, the mobility and coverage offered by these carriers will provide even greater competition than China Wi-Max currently faces. The Chinese government has not yet set a time table for distribution of 3G (third generation cellular licenses), which will limit the data capacity that can be delivered via cellular technology. Today's more advanced cellular technologies, such as third generation mobile technologies currently offer broadband service with packet data transfer speeds of up to 2,000,000 bits per second for fixed applications, and slower speeds for mobile applications. It is difficult to determine when the Chinese government may ultimately distribute 3G licenses, so China Wi-Max does not believe the cellular providers will be a major short term threat to its business.

         WIRELESS BROADBAND SERVICE PROVIDERS

China Wi-Max also faces competition from other wireless broadband service providers that use licensed and unlicensed spectrum. In addition to these commercial operators, many local governments, universities and other governmental or quasi-governmental entities are providing or subsidizing "WiFi" networks. There are numerous small local urban wireless operations offering local services that could compete with China Wi-Max in certain of its present or planned geographic markets.

         SATELLITE

Satellite providers, such as China Telecom Distant Communication and China Satcom, offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge satellite providers' ability to provide some services, such as VoIP and online gaming, which reduces the size of the addressable market.

         OTHER

China Wi-Max believes other emerging technologies may also seek to enter the broadband services market. For example, China Wi-Max is aware that several power generation and distribution companies are seeking to develop or have already offered commercial broadband Internet services over existing electric power lines.

COMPETITIVE STRENGTHS

Even though China Wi-Max faces substantial existing and prospective competition, it believes that it will have several competitive advantages that will allow it to attract new customers and retain these customers over time. These advantages include:

         RELIABILITY

         As compared to cellular, cable and DSL networks that generally rely on infrastructure originally designed for non-broadband purposes, the China Wi-Max network was designed specifically to support optical fiber and wireless broadband services. When the networks are deployed, the Company intends to connect the customer to its optical network, which will connect at several Carrier interconnection points, along our network, thereby eliminating single points of failure. China Wi-Max believes that it will be one of the few broadband providers that offer Separate Egress for true redundancy. With DSL and cable offerings, all wires are rendered dead by one backhoe swipe or switch failure. China Wi-Max optical fiber network will continue to deliver service even with a backhoe cable cut. The Company expects its network to deliver at least 99% reliability rates.

         VALUE

         Since China Wi-Max plans to own its entire fiber and wireless network, it believes it will be more price competitive than many competitors. The Company does not plan to pass along a local loop charge to its customers, because it will not have to buy one from the telephone company.

         EFFICIENT ECONOMIC MODEL

         After initially bringing the fiber optic network into operation, the Company plans to utilize what it considers a "Success Based Capital Approach", which enables the Company to acquire capital assets to install as it adds each customer. There is not a need for China Wi-Max to pre-build an extensive network before it provides service to a broad area. China Wi-Max will own its entire network, dispensing with the costs involved in using lines owned by telephone or cable companies and its system is expandable and covers an area up to several miles away from each wireless base station that will be installed along China Wi-Max fiber network. This should enable China Wi-Max to realize incremental savings in its build-out costs as China Wi-Max's subscriber base grows.

FUNDING REQUIREMENTS

The Company is raising capital to acquire the fiber and licensed wireless spectrum in the initial ten target municipalities. This will initially require an additional $5 million dollars. The Company will then require an additional $10 to $20 million dollars to begin purchasing fiber and wireless assets in the next ten markets, while it is in the initial stages of deploying networks in the first ten markets. The Company expects to use between 50 to 60% of all funds raised for asset purchases to expand the basic fiber and licensed wireless spectrum foot print and to build the networks for customer access, with the balance used for marketing and operations.

The following table reflects the anticipated expenses and capital expenditures for the period April 1, 2008 to March 31, 2009 required to acquire optical fiber and wireless licenses in 10 cities and the associated capital costs to activate and add customers to four of these cites during this period:











                  (Remainder of page left blank intentionally)


EXPENDITURE BUDGET SECOND QUARTER 2008 THROUGH FIRST QUARTER 2009

                                                   2ND                                                         TWELVE MONTHS
                                                 QUARTER                        4TH QUARTER     1ST QUARTER    APRIL 2008 TO
                                                   2008      3RD QUARTER 2008       2008            2009          MAR 2009
                                                   ----      ----------------       ----            ----          --------
EXPENSE
-------              Accounting & Professional    ($15,000)          ($9,000)       ($23,000)       ($30,000)        ($77,000)
                            Bank Service Fee's       ($300)            ($300)          ($300)          ($300)         ($1,200)
                              Consulting Fee's    ($60,000)         ($60,000)       ($60,000)       ($60,000)       ($240,000)
               Consulting - Investment Banking                     ($500,000)                                       ($500,000)
                                  Depreciation     ($6,717)         ($18,517)       ($36,067)       ($59,417)       ($120,718)
                        Dues and Subscriptions       ($900)            ($900)          ($900)          ($900)         ($3,600)
                             Insurance - D & O     ($5,100)          ($5,100)        ($5,100)        ($5,100)        ($20,400)
                    Interest & Finance Charges    ($55,500)         ($55,500)       ($55,500)       ($55,500)       ($222,000)
                                   Legal Fee's     ($9,000)          ($6,000)        ($6,000)        ($6,000)        ($27,000)
                           Licensing & Permits       ($450)            ($450)          ($450)          ($450)         ($1,800)
                                Misc. Expenses     ($3,000)          ($3,000)        ($3,000)        ($3,000)        ($12,000)
                              Office Rent - US     ($3,600)          ($3,600)        ($3,600)        ($3,600)        ($14,400)
                             Office Rent China     ($9,000)          ($9,000)        ($9,000)        ($9,000)        ($36,000)
                               Office Supplies     ($1,200)          ($1,200)        ($1,200)        ($1,200)         ($4,800)
                   Postage/Shipping & Handling       ($750)            ($750)          ($750)          ($750)         ($3,000)
                    Telephone & Communications     ($1,200)          ($1,200)        ($1,200)        ($1,200)         ($4,800)
               TRAVEL & ENTERTAINMENT EXPENSES
                              Airfare Expenses    ($14,000)         ($18,000)       ($18,000)       ($18,000)        ($68,000)
                                       Lodging    ($13,000)         ($15,000)       ($15,000)       ($15,000)        ($58,000)
                     Meal & Entertainment with
                                         Guest     ($5,500)          ($7,500)        ($7,500)        ($7,500)        ($28,000)
                        TRAVEL & ENTERTAINMENT
                              EXPENSES - Other     ($1,500)          ($1,500)        ($1,500)        ($1,500)         ($6,000)
                   Wages, benefits and taxes -
                                         China    ($24,700)         ($59,200)       ($92,700)      ($122,700)       ($299,300)
                Wages, benefits and taxes - US   ($239,120)        ($290,360)      ($344,040)      ($344,040)     ($1,217,560)
                                                ------------ ----------------- --------------- --------------- ----------------
                                 TOTAL EXPENSE   ($469,537)      ($1,066,077)      ($684,807)      ($745,157)     ($2,965,578)
                                 -------------
                                                ============ ================= =============== =============== ================

CITY BUILD - CAPITAL EXPENDITURES                 BEIJING        HANGZHOU         SHANGHAI        TIANJIN
---------------------------------                 -------        --------         --------        -------
  Capital expenditures Fiber Ring Connections-
                             China 5 year life    $200,000          $200,000        $200,000        $200,000
  Capital expenditures Customer Premise Equip-
                             China 5 year life      $3,000           $66,000        $192,000        $297,000
                                                ----------- ----------------- --------------- ---------------
                                       MONTHLY    $203,000          $266,000        $392,000        $497,000
                                                =========== ================= =============== ===============
                                    CUMULATIVE    $203,000          $469,000        $861,000      $1,358,000

         CASH REQUIREMENTS FOR ABOVE OPERATION
                             Wireless Licenses          $0          $140,000        $140,000              $0         $280,000
                               Fiber Purchases          $0          $900,000        $600,000              $0       $1,500,000
  Capital for operating costs, no interconnect    $469,537        $1,066,077        $684,807        $745,157       $2,965,578
                           Equipment purchases    $203,000          $266,000        $392,000        $497,000       $1,358,000
                                                ----------- ----------------- --------------- --------------- ----------------
             Total Quarterly Cash requirements    $672,537        $2,372,077      $1,816,807      $1,242,157       $6,103,578
                                                =========== ================= =============== =============== ================
          Total Cash requirements - Cumulative    $672,537        $3,044,614      $4,861,421      $6,103,578

CAPITAL REQUIRED TO BUY AND RUN 4 CITIES WITH NO REVENUE, PLUS BUY 6 ADDITIONAL CITIES
--------------------------------------------------------------------------------------
Total capital, no revenue for 4 cities                                                                             $6,103,578
Fiber and wireless licenses for 6 additional cities                                                                 2,900,000
                                                                                                              ----------------
TOTAL CAPITAL REQUIRED                                                                                             $9,003,578
                                                                                                              ================

BARRIERS TO ENTRY

The Company believes it is in a favorable position to acquire the required network assets it seeks at attractive prices. This is already supported by successful purchases made on behalf of the Company of optical fiber and wireless licenses in Beijing and Hangzhou. The Company believes it has an advantage over at least a portion of its competitors, having spent the past several years cultivating relationships that are making this opportunity available now. To be successful in China usually requires relationships that are built over a period of years. Next, there are limited opportunities and entities from which to purchase installed fiber in China. Just as in the United States, wire-line companies do not normally sell part of their fiber assets to a potential competitor, which certainly minimizes non-government purchase opportunities. There is clearly the opportunity to build fiber networks, however, that would take several years of procuring approvals, rights of way, and construction, which would be very expensive in high population metropolitan areas that are already densely developed. Finally, the Company is acquiring significantly broad blocks of spectrum, leaving smaller blocks available for potential competitors. The Company believes if it effectively implements and utilizes this spectrum, it will be able to retain a large block of bandwidth for a significant period of time.

EXIT STRATEGY

The Company intends to be a publicly traded entity during 2008. This may provide a degree of investor liquidity, as well as an external indication of value. In addition, when the Company aggregates its entire network, it believes it will be a very attractive acquisition target for any large foreign Telco that wishes to enter the Chinese market. Another potential acquirer would be a cellular company, where China Wi-Max network could provide an immediate backhaul covering a significant portion of a premium customer demographic. Other possibilities include content providers such as cable television operators, where a wired backbone network is not readily available and expensive to build. China Wi-Max believes the high speed and high capacity fiber core and last mile high capacity wireless connections delivered by the Company utilizing technologically advanced optical and wireless standards will be in high demand in the future.


ITEM 1A.  RISK FACTORS

                           FORWARD LOOKING STATEMENTS

This registration statement includes forward-looking statements, including, without limitation, statements relating to China Wi-Max's plans, strategies, objectives, expectations, intentions and adequacy of resources. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause China Wi-Max's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, the following: ability of China Wi-Max to implement its business strategy; ability to obtain additional financing; China Wi-Max's limited operating history; unknown liabilities associated with future acquisitions; ability to manage growth; significant competition; ability to attract and retain talented employees; and future government regulations; and other factors described in this registration statement or in other of China Wi-Max filings with the Securities and Exchange Commission. China Wi-Max is under no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

                          GENERAL BUSINESS RISK FACTORS

CHINA WI-MAX IS A DEVELOPMENT STAGE COMPANY AND UNPROVEN AND THEREFORE RISKY.

China Wi-Max has only very recently adopted the business plan described herein-above. Potential investors should be made aware of the risk and difficulties encountered by a new enterprise in the wired and wireless communications business in China, especially in view of the intense competition from existing businesses in the industry.

CHINA WI-MAX HAS A LACK OF REVENUE HISTORY AND INVESTORS CANNOT VIEW CHINA WI-MAX PAST PERFORMANCE SINCE IT IS A START-UP COMPANY.

China Wi-Max Communications, Inc. was formed on July 5, 2006 for the purpose of engaging in any lawful business and has adopted a plan to take advantage of the expanding broadband communications needs in China through fiber optic and wireless delivery. China Wi-Max has had no revenues in the last five years. There is no assurance that China Wi-Max's intended activities will be successful or result in revenue or profit to the Company. China Wi-Max faces all risks that are associated with any new business, such as under-capitalization, insufficient cash flow and personnel, financial and resource limitations, as well as special risks associated with its proposed operations. There is no assurance that it will be successful in implementing its business plan described herein.

CHINA WI-MAX HAS NO OPERATING HISTORY OR REVENUE AND MINIMAL ASSETS.

China Wi-Max is considered a "start-up" operation, and, as such, it has no operating history nor any revenues or earnings from operations. China Wi-Max has minimal assets and limited financial resources. China Wi-Max will continue to sustain operating expenses without corresponding revenues, at least until it acquires or develops operating companies in The Peoples Republic of China
("PRC"), which is not expected to occur until it receive sufficient proceeds from additional Offerings to continue such acquisitions. This has resulted in China Wi-Max incurring a net operating loss that will continue until China Wi-Max has more fully implemented its business plan. There can be no assurance that China Wi-Max's operations will become profitable in the near future, or at all.

CHINA WI-MAX MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent registered public accounting firm's report on our financial statements as of December 31, 2007 and December 31, 2006, and for the periods then ended, includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. As a result of this going concern modification in our auditor's report on our financial statements, we may have a difficult time obtaining significant additional financing. If we are unable to secure significant additional financing, we may be obligated to seek protection under the bankruptcy laws and our shareholders may lose their investment.

CHINA WI-MAX CAN GIVE NO ASSURANCE OF SUCCESS OR PROFITABILITY TO CHINA WI-MAX INVESTORS.

There is no assurance that China Wi-Max will ever operate profitably. There is no assurance that China Wi-Max will generate revenues or profits, or that the market price of its common stock will be increased thereby.

CHINA WI-MAX MAY HAVE A SHORTAGE OF WORKING CAPITAL IN THE FUTURE WHICH COULD JEOPARDIZE ITS ABILITY TO CARRY OUT THE BUSINESS PLAN.

China Wi-Max's capital needs consist primarily of operating overhead and funds for the purchase of fiber and spectrum in additional cities in China, herein identified, and could exceed $5,000,000 in the next twelve months. Such funds are not currently committed, and China Wi-Max has cash as of the date of this Registration Statement of approximately $300,000.

China Wi-Max has no operating history and no revenues and it may be unlikely that China Wi-Max will raise that additional working capital from any source.

CHINA WI-MAX WILL NEED ADDITIONAL FINANCING FOR WHICH IT HAS NO COMMITMENTS, AND THIS MAY JEOPARDIZE EXECUTION OF THE BUSINESS PLAN.

China Wi-Max has limited funds, and such funds may not be adequate to carryout the business plan in the Chinese market. The Company's ultimate success depends upon its ability to raise additional capital. China Wi-Max has not investigated the availability, sources, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If the Company needs additional capital, it has no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to the Company. If not available, China Wi-Max operations will be limited to those that can be financed with the Company's modest capital.

CHINA WI-MAX MAY IN THE FUTURE ISSUE MORE SHARES WHICH COULD CAUSE A LOSS OF CONTROL BY THE COMPANY'S PRESENT MANAGEMENT AND CURRENT STOCKHOLDERS.

China Wi-Max may issue further shares as consideration for the cash or assets or services out of its authorized but unissued common stock that would, upon issuance, represent a majority of the voting power and equity of the Company. The result of such an issuance would be those new stockholders and management would control the Company, and persons unknown could replace China Wi-Max management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of the Company by China Wi-Max current shareholders, which could present significant risks to investors.

CHINA WI-MAX HAS A MINIMAL OPERATING HISTORY, SO INVESTORS HAVE NO WAY TO GAUGE CHINA WI-MAX'S LONG TERM PERFORMANCE.

China Wi-Max Communications, Inc. was formed on July 5, 2006 and only recently adopted a business plan to operate a telecommunications business in the Chinese market. As evidenced by the financial reports the Company has had no revenue. The Company must be regarded as a new or development venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. China Wi-Max ventures must be considered highly speculative.

CHINA WI-MAX IS NOT DIVERSIFIED AND IT WILL BE DEPENDENT ON ONLY ONE BUSINESS.

Because of the limited financial resources that the Company has, it is unlikely that China Wi-Max will be able to diversify its operations. The Company's probable inability to diversify its activities into more than one area will subject the Company to economic fluctuations within the telecommunications industry in China and therefore increase the risks associated with its operations due to lack of diversification.

CHINA WI-MAX WILL DEPEND UPON FULL AND PART-TIME MANAGEMENT AND SHAREHOLDERS WILL HAVE LIMITED DIRECT PARTICIPATION IN MANAGEMENT.

As of June 4, 2008, China Wi-Max has five individuals who are serving as its officers, directors and managers. Dr. Allan Rabinoff - Chairman and George E. Harris - President are working full-time for the Company while the other officers, managers and consultants typically work 10 to 30 hours per week each on a part-time basis. Two directors are also acting as Company officers. China Wi-Max will be heavily dependent upon their skills, talents, and abilities, as well as several consultants to the Company, to implement its business plan. The inability of the part time officers, directors and consultants to devote their full-time attention to the business may result in slower progress implementing the Company's business plan. Once China Wi-Max receives the proceeds from the offering, additional staff and other consultants may be employed on a full or part-time basis as required. Investors will not be able to directly manage the Company's business, as such, they should critically assess all of the information concerning the Company's officers and directors. A portion of China Wi-Max's officers and directors are not employed full-time by the Company which could be detrimental to the business.

Some China Wi-Max directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, the Company's part-time officers and directors may have potential conflicts including the amount of their time and effort provided to China Wi-Max due to their time commitment to these other business entities. Some officers and directors of the Company's business are engaged in business activities outside of the Company's business and the amount of time they devote as officers and directors to China Wi-Max business may be limited.

China Wi-Max does not know of any reason other than outside business interests that would prevent the current part-time officers and directors from devoting full-time to the Company, when the business may demand such full-time participation.

CHINA WI-MAX OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTERESTS AS TO CORPORATE OPPORTUNITIES WHICH THE COMPANY MAY NOT BE ABLE OR ALLOWED TO PARTICIPATE IN.

Presently there is no requirement contained in the Company's Articles of Incorporation, Bylaws, or minutes which requires officers and directors of the Company's business to disclose to the Company business opportunities which come to their attention. China Wi-Max officers and directors do, however, have a fiduciary duty of loyalty to China Wi-Max to disclose to the Company any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. China Wi-Max has no intention of merging with or acquiring business opportunities from any affiliate or officer or director. (See "Conflicts of Interest" at page 31)

CHINA WI-MAX MAY ISSUE DEBT HAVING PRIORITY.

While management has no immediate plans to issue any securities that would have a higher priority in terms of repayment than the Notes offered, these plans may change in the future. In the event of China Wi-Max default on its obligations to repay all sums due pursuant to the Notes, investors herein will have the same rights as any of the Company's other unsecured creditors and the assets of the Company at that time may be insufficient to repay all of its creditors in full.

CHINA WI-MAX'S PROPOSED OPERATIONS ARE DEPENDENT UPON IMPLEMENTATION OF ITS BUSINESS PLAN.

A substantial portion of the future capital raising will be allocated for the capital necessary to form partially or wholly owned foreign enterprises in China and on proposed asset acquisitions for these companies in The Peoples Republic of China. The success of China Wi-Max proposed plan of operation will depend, to a great extent, on China Wi-Max ability to acquire interests in companies and assets in China and may entail unforeseen circumstances that cannot be specifically cited as of the date of this Registration Statement. Unless China Wi-Max successfully consummates offerings of its common stock or other financings to successfully commence and grow China Wi-Max business operations described herein, investors may lose all or a substantial portion of their investment herein.

CHINA WI-MAX MAY NOT BE ABLE TO MANAGE ITS GROWTH EFFECTIVELY, WHICH COULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS AND FINANCIAL PERFORMANCE.

The ability to manage and operate the Company's business as it executes its development and growth strategy will require effective planning. Significant rapid growth could strain China Wi-Max internal resources, and exacerbate other problems that could adversely affect China Wi-Max financial performance. China Wi-Max expects that its efforts to grow will place a significant strain on its personnel, management systems, infrastructure and other resources in the immediate future. The ability to manage future growth effectively will also require the Company to successfully attract, train, motivate, retain and manage new employees and continue to update and improve the Company's operational, financial and management controls and procedures. If China Wi-Max does not manage its growth effectively, its operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

CHINA WI-MAX MAY DEPEND UPON OUTSIDE ADVISORS, WHO MAY NOT BE AVAILABLE ON REASONABLE TERMS AND AS NEEDED.

To supplement the business experience of its officers and directors, the Company may be required to employ accountants, technical experts, appraisers, attorneys, engineers or other consultants or advisors. Management, without any input from stockholders, will make the selection of any such advisors. Furthermore, China Wi-Max anticipates that such persons will be engaged on an "as needed" basis without a continuing fiduciary or other obligation to the Company. In the event China Wi-Max considers it necessary to hire outside advisors, it may elect to hire persons who are affiliates, if they are able to provide the required services.

CHINA  WI-MAX  MAY  NOT  VOLUNTARILY   IMPLEMENT  VARIOUS  CORPORATE  GOVERNANCE
MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE REDUCED PROTECTIONS AGAINST INSIDER DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND OTHER MATTERS.

At this time, China Wi-Max is not subject to any law, rule or regulation requiring that it adopt any of the corporate governance measures that are required by the rules of national securities exchanges or NASDAQ such as independent directors and audit committees. It is possible that if the Company were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind China Wi-Max's current lack of corporate governance measures in formulating their investment decisions.

CHINA WI-MAX WILL BE MATERIALLY RELIANT ON REVENUES FROM OPERATIONS IN THE PEOPLES REPUBLIC OF CHINA (PRC). THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH DOING BUSINESS IN THE PRC THAT MAY CAUSE AN INVESTOR TO LOSE THE ENTIRE INVESTMENT IN THE COMPANY.

If China Wi-Max is successful in implementing its business plan, of which there is no assurance, the Company's growth and success will be tied to operations of companies acquired by the Company in the PRC. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition that could result in a significant loss of revenues and liquidity in future periods.

CHINA WI-MAX CANNOT ASSURE THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. DUE TO THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private and foreign business ownership and operation. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more foreign businesses into the PRC. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

     o the Chinese government will continue its pursuit of economic reform policies
     o    the economic policies, even if pursued, will be successful
     o    economic policies will not be significantly altered from time to time;
          and
     o business operations in China will not become subject to the risk of nationalization

Even if the Chinese government continues its policies of economic reform, China Wi-Max may be unable to take advantage of these opportunities in a fashion that will provide financial benefit to the Company. China Wi-Max's inability to sustain its proposed operations in China could result in a significant reduction in the Company's revenues that would result in escalating losses and liquidity concerns.

China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. There can be no assurance that such growth will not continue to decrease or that any slow down will not have a negative effect on the Company's proposed business. The Chinese economy is also experiencing deflation which may continue in the future. China Wi-Max cannot assure that it will be able to capitalize on these economic reforms, assuming the reforms continue. Given that China Wi-Max will be materially reliant on its proposed operations in the PRC, any failure on the Company's part to take advantage of the growth in the Chinese economy will have a material adverse effect on its results of operations and liquidity in future periods.

CHINA WI-MAX WILL BE SUBJECT TO RISKS ASSOCIATED WITH THE CONVERSION OF CHINESE RMB INTO U.S. DOLLARS.

If China Wi-Max is successful in implementing its business plan, of which there is no assurance, it will generate revenues and incur expenses and liabilities in both Chinese Renminbi (RMB) and U.S. dollars. Since 1994, the official exchange rate for the conversion of Chinese RMB to U.S. dollars has generally been stable and the Chinese RMB has appreciated slightly against the U.S. dollar. In the past year, the RMB has appreciated quite rapidly against the dollar. China Wi-Max has not entered into agreements or purchased instruments to hedge its exchange rate risks, although it may do so in the future. China Wi-Max's results of operations and financial condition may be negatively affected by changes in the value of Chinese RMB.


                   RISK FACTORS RELATED TO CHINA WI-MAX STOCK

THE REGULATION OF PENNY STOCKS BY SEC AND NASD MAY DISCOURAGE THE TRADABILITY OF THE COMPANY'S SECURITIES.

The Company is a "penny stock" company. None of its securities currently trade in any market and, if ever available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop, because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because China Wi-Max securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to China Wi-Max securities. The rules will further affect the ability of owners of shares to sell their securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, leaving investors with losses. China Wi-Max management is aware of the abuses that have occurred historically in the penny stock market. Although China Wi-Max does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

CHINA WI-MAX HAS NO PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

China Wi-Max has not paid dividends on its common stock and does not anticipate paying such dividends in the foreseeable future.

NO PUBLIC MARKET EXISTS FOR THE COMPANY'S COMMON STOCK AT THIS TIME, AND THERE IS NO ASSURANCE OF A FUTURE MARKET.

There is no public market for the Company's common stock, and no assurance can be given that a market will develop or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. Factors such as those discussed in the "Risk Factors" section may have a significant impact upon the market price of the shares offered hereby. If there is a low price of the Company's securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in the Company's shares, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, most lending institutions will not permit the use of the Company's shares as collateral for any loans.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON THE COMPANY'S STOCK PRICE.

All of the outstanding shares of common stock held by the present officers, directors, and affiliate stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Officers, directors and affiliates will be able to sell their shares if this Registration Statement becomes effective. Rule 144 provides in essence that a person who is an affiliate or officer or director who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a nonaffiliate after the owner has held the restricted securities for a period of six months if the company is a current, reporting company under the '34 Act. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

THE COMPANY'S INVESTORS MAY SUFFER FUTURE DILUTION DUE TO ISSUANCES OF SHARES FOR VARIOUS CONSIDERATIONS IN THE FUTURE.

There may be substantial dilution to the Company's shareholders purchasing in future offerings as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

THE STOCK WILL IN ALL LIKELIHOOD BE THINLY TRADED AND AS A RESULT INVESTORS MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF THEY NEED TO LIQUIDATE SHARES.

The shares of China Wi-Max common stock, if listed, may be thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing China Wi-Max common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that it is a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if the Company came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of China Wi-Max Securities until such time as it became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in the Company's Securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the Securities price. China Wi-Max cannot give investors any assurance that a broader or more active public trading market for the Company's common securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, China Wi-Max can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities of the Company.

THE COMPANY'S COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT THE INVESTOR MAY NOT BE ABLE TO SELL SECURITIES AT OR ABOVE THE PRICE THAT THE INVESTOR MAY PAY FOR THE SECURITY.

Because of the limited trading market expected to develop for the Company's common stock and because of the possible price volatility, the investor may not be able to sell their shares of common stock when the investor desires to do so. The inability to sell securities in a rapidly declining market may substantially increase the risk of loss because of such illiquidity and because the price for China Wi-Max Securities may suffer greater declines because of China Wi-Max price volatility.

The price of the Company's common stock that will prevail in the market after this offering may be higher or lower than the price an investor pays. Certain factors, some of which are beyond the Company's control, that may cause China Wi-Max's share price to fluctuate significantly include, but are not limited to the following:

     o    Variations in China Wi-Max quarterly operating results;
     o Loss of a key relationship or failure to complete significant transactions;
     o    Additions or departures of key personnel; and
     o    Fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect China Wi-Max stock price, regardless of China Wi-Max operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies common stock. If it becomes involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on the investment in the Company's stock.

MANY OF CHINA WI-MAX'S SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF THE COMPANY'S COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF CHINA WI-MAX'S SECURITIES.

Unrestricted sales of shares of stock by China Wi-Max stockholders could have a significant negative impact on the share price, and the market for the securities.

THE COMPANY'S NEW INVESTORS WILL SUFFER A DISPROPORTIONATE RISK AND THERE WILL BE IMMEDIATE DILUTION OF PURCHASERS' INVESTMENTS.

The Company's present shareholders have acquired their securities at a cost significantly lower than the price investors purchasing shares in the future may pay for their stock holdings or at which future purchasers in the market may pay. Therefore, new investors will bear most of the risk of loss. Further, an investment in China Wi-Max common stock by a new purchaser may result in an immediate dilution to the new purchaser based on the net tangible book value of the common stock.

CHINA WI-MAX'S BUSINESS IS HIGHLY SPECULATIVE AND THE INVESTMENT IS THEREFORE RISKY.

Due to the speculative nature of China Wi-Max's business, it is probable that the investment in shares of China Wi-Max may result in a total loss to the investor. Investors should be able to financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

CHINA WI-MAX IS NOT A REPORTING COMPANY AT THIS TIME, BUT WILL BECOME ONE DUE TO THIS REGISTRATION.

There is no trading market for China Wi-Max's common stock. China Wi-Max will be subject to the reporting requirements under the Securities and Exchange Act of 1934, Section 13a, after the effectiveness of this offering, pursuant to Section 12(g). As a result, shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the
regulations   there  under.   China  Wi-Max  intends  to  provide  China  Wi-Max
shareholders with quarterly unaudited reports and annual reports containing financial information prepared in accordance with U.S. generally accepted accounting principles audited by an independent registered public accounting firm as required under the Securities Exchange Act, Section 12(g).

ITEM 2.  FINANCIAL INFORMATION

LIQUIDITY AND CAPITAL RESOURCES

RESULTS OF OPERATIONS FOR THE PERIODS ENDED DECEMBER 31, 2006 and 2007

The following discussion is intended to provide an analysis of the Company's financial condition and should be read in conjunction with China Wi-Max's financial statements and the notes thereto set forth herein. The matters discussed in these sections that are not historical or current facts deal with potential future circumstances and developments. China Wi-Max actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

CRITICAL ACCOUNTING POLICIES

China Wi-Max has identified the policies below as critical to China Wi-Max business operations and the understanding of China Wi-Max results from operations. The impact and any associated risks related to these policies on the Company's business operations is discussed throughout Management's Discussion and Analysis of Financial Conditions and Results of Operations where such policies affect China Wi-Max reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements beginning on page 58 for the years ended December 31, 2007 and 2006, and page 70 for the quarters ended March 31, 2008 and 2007 of this document. Note that the Company's preparation of this document requires China Wi-Max to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of China Wi-Max financial statements, and the reported amounts of expenses during the reporting periods. There can be no assurance that actual results will not differ from those estimates.

REVENUE RECOGNITION

China Wi-Max will follow very specific and detailed guidelines in measuring revenue; however, certain judgments may affect the application of China Wi-Max revenue policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause China Wi-Max operating results to vary significantly from quarter to quarter and could result in future operating losses.

Upon  commencement  of  revenue-producing  operations,  the  Company  intends to recognize revenue pursuant to Securities and Exchange Commission, Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition. Consistent with the requirements of these SABs, revenue will be recognized only when: a) persuasive evidence of arrangement exists, b) delivery has occurred, c) the seller's price to the buyer is fixed, and d) collectibility is reasonably assured.

STOCK-BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB No. 25 and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. Application of SFAS 123R requires the use of significant estimates, including expected volatility, expected term, risk-free interest rate and forfeiture rate. SFAS 123R was effective for us beginning July, 2006.

IMPAIRMENT OF OTHER LONG-LIVED ASSETS

Long-lived assets that do not have indefinite lives, such as property and equipment and acquired customer relationships, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the assets and their eventual disposition. Measurement of an impairment loss for such long-lived assets is based on the fair value of the assets.

PLAN OF OPERATION

The Company closed a private offering in early January 2008 and raised $1,000,000 in one year Convertible Promissory Notes (the "Notes"). The Notes bear interest at 12% per annum, convertible at the Note Holder's option into Common Stock of the Company at a conversion price of $.25 per share.

The use of the funds is planned as follows:

USE OF PROCEEDS PHASE I, $1,000,000:

                   CATEGORY                                   AMOUNT                   PERCENT OF
                                                                                        OFFERING
=============================================== ==================================== ================
Start up costs and travel (5 trips)             $50,000                                         5.0%
Legal for PPM and Form 10                       $30,000                                         3.0%
Legal in China for acquisitions                 $10,000                                         1.0%
Accounting through Q4                           $10,000                                         1.0%
Accounting retainer for Q4                      $10,000                                         1.0%
Misc. exp.                                      $50,000                                         5.0%
Acquisitions:
              ISP License & fees                $15,000 pays in full                            1.5%
           4 Core Fiber in Beijing              $300,000 pays in full                          30.0%
           5.8 GHz lic. in Beijing              $125,000 pays in full                          12.5%
          Broker and consulting fees            $200,000                                        20.%
           4 Core Fiber in Hangzhou             $50,000 down payment                            5.0%
           5.8GHz lic. in Hangzhou              $50,000 down payment                            5.0%
            Operating overhead                  $100,000                                       10.0%
                                                ------------------------------------ ----------------
TOTALS                                          $1,000,000                                      100%
                                                ==================================== ================

The initial plan was to raise $500,000 which would have covered China Wi-Max expenses and planned acquisitions through years end. However, China Wi-Max's ability to acquire fiber and frequencies was better and more rapid than its initial plans. Thus, it expanded the Phase I raise to accommodate this opportunity.

The Company has a current offering to raise up to $1,000,000 in Convertible Promissory Notes (the "Notes"). The Notes will pay interest at 10% per annum, convertible at the Note Holder's option into Common Stock of the Company at a conversion price of $.50 per share. These Notes are only available to Qualified Investors. The offering is currently set to close in the second quarter of 2008. As of June 4, 2008, $625,000 of these notes had been sold.

USE OF PROCEEDS PHASE IB, $1,000,000:

                   CATEGORY                              AMOUNT                           PERCENT OF OFFERING
=============================================== ========================== ======= ===================================
Hangzhou License and Fiber                                       $160,000                         16%
Shanghai Fiber Deposit                                             50,000                          5%
Shanghai Wireless License Deposit                                  50,000                          5%
Beijing Network Equipment                                         200,000                         20%
Establish Business Office - Beijing                                50,000                          5%
Broker and Consulting Fees                                        150,000                         15%
General and Administrative Expense
                                                                  340,000                         34%

                                                -------------------------- ------- -----------------------------------
TOTALS                                                         $1,000,000                         100%
                                                ========================== ======= ===================================

RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE PERIOD FROM JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006

The Company did not recognize any revenues for the year ended December 31, 2007 and the period from July 5, 2006 (inception) through December 31, 2006.

During the year ended December 31, 2007, general and administrative expenses were $426,102 compared to $8,538 during the period from July 5, 2006 (inception) through December 31, 2006. The $417,564 increase was a result of twelve months of activity in 2007 versus six months of activity in 2006 and the hiring of personnel and advisors in 2007 to create and carry out the Company's business plan.

During the year ended December 31, 2007, we recognized a net loss of $444,590 compared to a net loss of $8,538 during the period from July 5, 2006 (inception) through December 31, 2006. The $436,052 increase is a result of the $417,564 increase in general and administrative expenses that resulted from our increased operational activity over the year ended December 31, 2007 compared to the prior 6 month period.

The Company's basic loss per share was $0.06 in 2007 versus a basic loss per share of less than $0.01 in 2006. A fully diluted loss per share was not calculated as it would have reduced the loss per share and been anti-dilutive.

LIQUIDITY AND CAPITAL RESOURCES

From the Company's inception July 5, 2006 through December 31, 2007, China Wi-Max has funded its operations primarily from the following sources:

     o Debt proceeds through private placements of China Wi-Max convertible promissory notes; and

     o    Loans.

No cash flow from operations has been generated. At December 31, 2007, the Company had total current assets of $192,990, consisting of cash of $182,401, receivables from the issuance of common stock of $2,570 and prepaid expenses of $8,019. At December 31, 2007, the Company had total liabilities of $1,017,881, all of which are current. Total liabilities consist of accounts payable of $87,501, accrued interest of $16,380 and convertible notes payable of $914,000. At December 31, 2007, the Company had a working capital deficit of $824,891.

During the year ended December 31, 2007, the Company used $241,399 in its operating activities compared to $9 in 2006. Net losses of $444,590 were reconciled for two non-cash items, $113,750 of services paid for by the issuance of the common stock and $2,108 in amortization of debt issuance costs and cash from changes in current accounts of $87,333.

During the year ended December 31, 2007, the Company used $491,666 in its investing activities. The Company used $491,666 for deposits on the acquisition on long-lived assets. During the period of July 5, 2006 (inception) through December 31, 2006, the Company did not have any investing activities.

During the year ended December 31, 2007, the Company received $914,350 from its financing activities. During the period July 5, 2006 (inception) through December 31, 2006, the Company received $1,125 from its financing activities.

In June 2007, the Company authorized the sale of up to $1 million of convertible notes payable. Between June and December 2007, the Company issued $914,000 of notes payable, which mature on December 31, 2008, bearing interest at 12% per annum, and are unsecured. Principal and interest are convertible at any time into shares of the Company's common stock at $0.25 per share, at the option of the note holders. Through December 31, 2007, the Company recognized proceeds of $914,000 from the sale of these convertible notes.

During the year ended December 31, 2007, the Company received $5,620 from the sale of shares of its common stock.

During the year ended December 31, 2007, the Company issued 380,000 shares of common stock to various third parties who performed services for the Company. These shares were valued at $95,000. In December 2007, the Company also issued 75,000 shares to a director of the Company valued at $18,750 for services rendered. All shares issued for services were valued at $0.25 per share, which was based on the estimated fair value of the services rendered.

To the extent our operations are not sufficient to fund our capital requirements; we may enter into a revolving loan agreement with financial institutions or attempt to raise capital through the sale of additional capital stock or through the issuance of debt. At the present time we do not have a revolving loan agreement with any financial institution nor can we provide any assurance that we will be able to enter into any such agreement in the future or be able to raise funds through the further issuance of debt or equity.

GOING CONCERN

The independent registered public accounting firm's report on the Company's financial statements as of December 31, 2007 and 2006, and for the periods ended December 31, 2007, includes a "going concern" explanatory paragraph that describes substantial doubt about the Company's ability to continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 (R), BUSINESS COMBINATIONS ("SFAS 141 (R)"), which becomes effective for fiscal periods beginning after December 15, 2008. SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase, the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS AN AMENDMENT OF ARB 51 ("SFAS 160") which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts consolidated net income attributable to the parent and to the non-controlling interest. In addition, this statement establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES - INCLUDING AN AMENDMENT TO FASB STATEMENT NO. 115. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement of accounting for financial instruments, and the fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement was effective for the Company on January 1, 2008. The Company did not apply the fair value option to any of its outstanding instruments and therefore SFAS No. 159 did not have an impact on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENT. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for fiscal years beginning after November 15, 2007. SFAS No. 157 was effective for the Company on January 1, 2008 for all financial assets and liabilities. For non-financial assets and liabilities, SFAS No. 157 is effective for the Company on January 1, 2009. Management is currently determining the effect that the adoption of SFAS No. 157 may have on its financial statements beyond its current fiscal year.

In March 2008, the FASB issued SFAS No. 161 DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 161 requires additional disclosure related to derivatives instruments and hedging activities. The provisions of SFAS No. 161 are effective for fiscal years and interim periods beginning after November, 15, 2008, and the Company is currently evaluating the impact of adoption.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2008 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2007

During the three months ended March 31, 2008 and 2007, the Company did not recognize any revenues from its operational activities.

During the three months ended March 31, 2008, the Company incurred general and administrative expenses of $412,408 compared to $41,590 for the three months ended March 31, 2007. The $370,818 increase was a result of an increase in the Company's operational activities compared to the prior period. During the three months ended March 31, 2008, the Company increased its staff and outside consultants, in order to begin to implement the business plan. During the three months ended March 31, 2008, the Company completed a two year audit and made deposits on additional optical fiber and wireless assets held by three parties in Beijing. These deposits are more fully described in Note 3 of the first quarter 2008 financial statements. The engineering team evaluated equipment vendors and intends to bring the first network online in Beijing during the middle of 2008. These activities must be completed before the Company can begin acquiring customers and generating revenue.

During the three months ended March 31, 2008, the Company recognized a net loss of $445,331 compared to a net loss of $41,590 during the three months ended March 31, 2007. The $403,741 increase in net losses was primarily due to the $370,818 increase in general and administrative expenses which occurred as a result of the Company's implementation of its business plan.

The Company's basic loss per share was $0.05 during the three months ended March 31, 2008 versus a net loss per share of $0.01 during the three months ended March 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

The Company continues to fund its operations through debt proceeds from the issuance of convertible promissory notes.

Cash flow from operations has not historically been sufficient to sustain China Wi-Max operations without the above additional sources of capital. At March 31, 2008, the Company had total current assets of $313,798, consisting of cash of $309,489, receivables from the issuance of common stock of $50 and prepaid expenses of $4,259. At March 31, 2008, the Company had total liabilities of $1,605,842, of which $1,155,842 is current. Total liabilities consist of accounts payable of $103,288, accrued interest of $48,254 and convertible notes payable of $1,454,300. At March 31, 2008, the Company had a working capital deficit of $842,044.

During the three months ended March 31, 2008, the Company used $222,695 in its operating activities. The net loss of $445,331 included $98,500 of services paid for by the issuance of common stock, $71,925 in option expenses and $790 in amortization of debt issuance costs. During the three months ended March 31, 2007, the Company received $3 from its operating activities.

During the three months ended March 31, 2008, the Company used $192,777 in its investing activities. The Company used $192,777 on deposits for the acquisition of long-lived assets, which relate to the acquisition of optical, fiber and wireless licenses in Beijing, China. During the three months ended March 31, 2007, the Company did not have any investing activities.

During the three months ended March 31, 2008, the Company received $542,560 from its financing activities. During the three months ended March 31, 2007, the Company received $2,310 from its financing activities.

In June 2007, the Company authorized the sale of up to $1 million of convertible notes payable. Principal and interest are convertible at any time into shares of the Company's common stock at $0.25 per share, at the option of the note holders. As of January 2008, the Company oversubscribed the offering and issued $1,004,300 of notes payable, which mature on December 31, 2008, bear interest at 12% per annum, and are unsecured. During the three months ended March 31, 2008, the Company issued an additional $450,000 of notes payable, which mature on December 31, 2009, bearing interest at 10% per annum, and are unsecured. Principal and interest are convertible at any time into shares of the Company's common stock at $0.50 per share, at the option of the note holders.

During the three months ended March 31, 2008, the Company issued 394,000 shares of common stock to various parties as employment signing bonuses and payments for services performed for the Company, valued at $98,500.

During the three months ended March 31, 2008, the Company issued 2,600,000 stock options with an exercise price of $0.25 per share and a term of 5 years. The options have variable vesting rates. During the three months ended March 31, 2008, 468,750 shares were vested. These option shares were valued using the Black-Scholes model, and the Company has recorded $71,925 of stock based compensation expense during the three months ended March 31, 2008.

To the extent our operations are not sufficient to fund our capital requirements; we may enter into a revolving loan agreement with financial institutions or attempt to raise capital through the sale of additional capital stock or through the issuance of debt. At the present time we do not have a revolving loan agreement with any financial institution nor can we provide any assurance that we will be able to enter into any such agreement in the future or be able to raise funds through the further issuance of debt or equity.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                                ABOUT MARKET RISK

China Wi-Max operations do not employ financial instruments or derivatives which are market sensitive and China Wi-Max does not have financial market risks.

ITEM 3.  PROPERTIES

China Wi-Max operations are principally located at 1905 Sherman Street, Suite 335, Denver, Colorado 80203. As of June 4, 2008, the Company was in the third month of a six month lease for the use of the offices at 1905 Sherman Street. The monthly rental approximates $1,100. The lease can be extended month to month.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information with respect to the beneficial ownership of China Wi-Max outstanding common stock by:

     o each person who is known by China Wi-Max to be the beneficial owner of five percent (5%) or more of China Wi-Max common stock;

     o China Wi-Max's President, its other executive officers, and each director as identified in the "Management -- Executive Compensation" section; and

     o    all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of China Wi-Max common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of China Wi-Max common stock that China Wi-Max believes was beneficially owned by each person or entity as of June 4, 2008. The total shares outstanding as of June 4, 2008 was 10,044,000.

     TITLE OF CLASS         NAME AND ADDRESS OF BENEFICIAL OWNER    AMOUNT AND NATURE   PERCENT OF      PERCENT OF
                                                                   OF BENEFICIAL OWNER     CLASS       CLASS AFTER
                                                                                                      CONVERSION OF
                                                                                                        NOTES (1)
-------------------------- --------------------------------------- -------------------- ------------ -----------------
Common shares              Dr. Allan Rabinoff, Chairman of the               2,825,000        28.1%             17.6%
                           Board and Executive Officer
                           11649 Port Washington Rd.
                           Ste. #224
                           Mequon, WI 53092

Common shares              George E. Harris, President and Chief               250,000         2.5%              1.6%
                           Financial Officer
                           11649 Port Washington Rd.
                           Ste. #224
                           Mequon, WI 53092

Common shares              Frank Jia                                           650,000         6.5%              4.0%
                           7-3-7#, No 102, Youyi Road, Haidian
                           District
                           Beijing, China 100085

Common shares              Chris Watson                                        600,000         6.0%              3.7%
                           P.O. Box 398, 228 E. Union St.
                           Pacific, MO 63068

Common shares              Buck Krieger, Director                            1,800,000        17.9%             11.2%
                           12 Shari Dr.
                           St. Louis, MO 63122

Common shares              Jenny Wang, Chief Administrative                  1,050,000        10.5%              6.5%
                           Officer and Director
                           11649 Port Washington Rd. Ste. #224
                           Mequon, WI 53092

Common shares              Henry Zaks, Co-Founder                              900,000         9.0%              5.6%
                           11649 Port Washington Rd.
                           Ste. #224
                           Mequon, WI 53092

Common shares              Daniel Najor, Director                               50,000         0.5%              0.3%
                           1625 Highland Dr.
                           Solana Beach, California
                           92075-2124
                                                                   -------------------- ------------ -----------------
All Directors and                                                            5,975,000        59.5%             37.0%
Executive Officers as a
Group (5 persons)                                                  ==================== ============ =================

(1) Assumes the sale of the maximum number of Notes offered and conversion of all Notes into shares of common stock at $.25 and $.50 per share, which could be 6,017,200 shares. There are no assurances that all the Notes offered will be sold or that if sold, all of the Notes will be converted. To the extent that less than all the Notes are converted, management's percentage of ownership in the Company will increase proportionately.

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that China Wi-Max believes have a reasonable likelihood of being "in the money" within the next sixty days.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as to persons who currently serve as China Wi-Max directors, executives or officers, including their ages as of June 4, 2008.

          NAME                AGE                       POSITION                                  TERM
-------------------------- ---------- --------------------------------------------- ----------------------------------
Dr. Allan Rabinoff            61      Chairman and Executive Director - China       Annual- Board, Officer and 3
                                      Business Development                          years executive position

George E. Harris              58      President, Chief Financial Officer and        Annual- Board, Officer and 3
                                      Director                                      years executive position

Buck Krieger                  67      Director                                      Annual - Board

Jenny Wang                    44      Chief Administrative Officer and Director     Annual - Board and Officer

Daniel Najor                  54      Director                                      Annual - Board

China Wi-Max officers are elected by the board of directors at the first meeting after each annual meeting of China Wi-Max shareholders and hold office until their successors are duly elected and qualified under China Wi-Max bylaws, or as defined by the terms of employment agreements.

The directors named above will serve until the next annual meeting of the Company's stockholders. Thereafter, directors will be elected for one, two or three year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors absent any employment agreement. There is no arrangement or understanding between the directors and officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Dr. Allan Rabinoff, and George E. Harris devote substantially all their time to the Company's affairs. The other Board members or officers of the Company will devote part time to the Company's affairs until such time as they may be required to devote full time.

China Wi-MAX is building a team of experienced business and telecommunications experts who understand the combined fiber / wireless broadband delivery model and also have business knowledge within China.

CHAIRMAN AND FOUNDER: DR. ALLAN RABINOFF has over twenty-five years of business experience in China and the Far East, including developing international companies and teams. Dr. Rabinoff has been involved as a Board and Senior Executive Team member of several Chinese ventures. Additionally, he served as the Chief Operations Officer of In Touch Communications Inc. in Beijing from November 2004 to May 2005. Allan has accumulated a vast array of contacts in business and government over the last twenty-five years in Asia and has a firm grasp on the requirements necessary to successfully operate in China. Dr. Rabinoff earned a PhD from the University of Maryland in 1975 and a Masters and Bachelor of Science degree from the University of Wisconsin.

PRESIDENT, CHIEF FINANCIAL OFFICER AND DIRECTOR: GEORGE E. HARRIS was most recently a Senior Vice President at Falkenberg Capital Corporation, a boutique investment bank to the telecommunications community. Mr. Harris' experience includes numerous active roles in several technology startups and in his role at Falkenberg, he worked closely with companies that deliver telecommunications and data services utilizing wired and wireless technologies. Mr. Harris is also the President of Harris Products, Inc. and Integrated Components, Inc., and managed component manufacturing facilities based in Southern China. Previously, George was the Chief Financial Officer of Farm Credit Banks of St. Louis. During a 10-year career at AT&T, Mr. Harris held various financial, software development, data systems, financial planning and operational positions. George has been a Certified Public Accountant since 1977 in the state of California, where he worked for Arthur Young and Company, and earned a Bachelor of Science degree in Accounting and an MBA from Pepperdine University.

DIRECTOR: BUCK KRIEGER was appointed to the Company's Board at its inception in July 2006. In August of 2004 he was the President of StarTelecom, Inc., a telecommunications consulting firm, until July 2006. Mr. Krieger has an extensive financial background which began at Clayton Brokerage Company, which became the largest brokerage house in the country dedicated to commodities. During his tenure at Clayton Brokerage he was an Executive V.P. and National Sales Manager for ten (10) years. Mr. Krieger retired from Clayton after twenty-five (25) years. He intends to devote substantially all of his business time to China Wi-Max.

DIRECTOR AND CHIEF ADMINISTRATIVE OFFICER - CHINA: JENNY WANG has a rare combination of International skills and technical experience. Ms. Wang was born and primarily educated in China, and has a background in science. She has earned a Bachelor degree in Chemistry from Zhejiang University in Hangzhou, China and earned her graduate degree in Chemistry from Oregon Graduate Institute. She began her technical career working for an American manufacturing company. Ms. Wang lectures in both English and Chinese at professional seminars, and has advised Chinese distributors on developing International business agreements and technical product distribution, with an emphasis on China. Ms. Wang has an extensive network of business relationships and cultural understanding that will be a significant asset to the Company.

DIRECTOR: DANIEL NAJOR was appointed to the Company's Board in May 2008. Mr. Najor has an extensive business background covering the last 29 years; he has directed retail establishments, real estate and corporate finance activities, internet gaming and telecom related ventures. More recently, Mr. Najor used his patent to combine couponing with calling cards. He is currently the largest shareholder in a leading provider of telecommunication services that facilitate audience interaction with television, radio, print, web and outdoor advertising. Dan has been involved with and helped build a number of startup companies.

ANNUAL MEETING

The annual meeting of China Wi-Max stockholders is expected to be held at a future date as soon as practicable after the filing of this registration statement. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at the Company's principal office or at such other place as permitted by the laws of the State of Nevada and on such date as may be fixed from time to time by resolution of China Wi-Max board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

China Wi-Max is managed under the direction of its board of directors. China Wi-Max's board of directors plans to establish an audit committee as soon as practicable. China Wi-Max is currently attempting to recruit one or more independent directors to serve on the board of directors and the audit committee, at least one of whom will qualify as an "audit committee financial expert" as defined in SEC regulations. The Company is also establishing a Compensation Committee. There are currently no other committees contemplated.

EXECUTIVE COMMITTEE

China Wi-Max currently does not have an Executive Committee.

AUDIT COMMITTEE

China Wi-Max currently does not have an Audit Committee. When formed, the Audit Committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended, which China Wi-Max refers to as the Securities Exchange Act. At least one member of the committee will have accounting or related financial management expertise.

PREVIOUS "BLANK CHECK" OR "SHELL" COMPANY INVOLVEMENT

Management of the Company has not been involved in prior private "blank-check" or "shell" companies.

CONFLICTS OF INTEREST

The officers and directors of the Company, who are not employed full time, may not devote more than a portion of their time to the affairs of the Company. There may be occasions when the time requirements of the Company's business conflict with the demands of their other business and investment activities. Such conflicts may require that the Company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

CONFLICTS OF INTEREST - OTHER

Certain of the officers and directors of the Company may be directors and/or principal shareholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions. In addition, officers and directors of the Company may in the future participate in business ventures, which could be deemed to compete directly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event the Company's officers or directors are involved in the management of any firm with which the Company transacts business. The Company's Board of Directors has adopted a policy that the Company will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so. In addition, if the Company and other companies with which the Company's officers and directors are affiliated both desire to take advantage of a potential business opportunity, then the Board of Directors has agreed that said opportunity should be available to each such company in the order in which such companies registered or became current in the filing of annual reports under the Exchange Act subsequent to January 1, 1997.

The Company's officers and directors may actively negotiate or otherwise consent to the purchase of a portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. It is anticipated that a substantial premium over the initial cost of such shares may be paid by the purchaser in conjunction with any sale of shares by the Company's officers and directors which is made as a condition to, or in connection with, a proposed merger or acquisition transaction. The fact that a substantial premium may be paid to the Company's officers and directors to acquire their shares creates a potential conflict of interest for them in satisfying their fiduciary duties to the Company and its other shareholders. Even though such a sale could result in a substantial profit to them, they would be legally required to make the decision based upon the best interests of the Company and the Company's other shareholders, rather than their own personal pecuniary benefit.




                  (Remainder of page left blank intentionally)

ITEM 6.  EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to officers and Board members during the last three fiscal years. The table sets forth this information for China Wi-Max, including salary, bonus and certain other compensation to the Board members and named executive officers for the past three fiscal years and includes all Board Members and Officers as of June 4, 2008.

                      SUMMARY EXECUTIVES COMPENSATION TABLE

-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------
                                                                     Non-equity      Non-qualified
                                                                     incentive       deferred
                                                 Stock     Option    plan            compensation All other
                              Salary    Bonus    awards    awards    compensation    earnings     compensation    Total
Name & Position      Year     ($)       ($)      ($)       ($)       ($)             ($)          ($)             ($)
-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------
Dr. Allan            2007     0         0        $18,750   0         0               0            $42,000         $60,750
Rabinoff, Chairman   2006     0         0        0         0         0               0            0               0
and Executive        2005     0         0        0         0         0               0            0               0
Director
-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------
George E. Harris,    2007     0         0        0         0         0               0            0               0
President, CFO and   2006     0         0        0         0         0               0            0               0
Director             2005     0         0        0         0         0               0            0               0
-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------
Buck Krieger,        2007     0         0        0         0         0               0            $20,975         $20,975
Director             2006     0         0        0         0         0               0            0               0
                     2005     0         0        0         0         0               0            0               0
-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------
Daniel Najor,        2007     0         0        0         0         0               0            0               0
Director             2006     0         0        0         0         0               0            0               0
                     2005     0         0        0         0         0               0            0               0
-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------
Jenny Wang, Chief
Administrative       2007     0         0        $12,500   0         0               0            $21,000         $33,500
Officer and          2006     0         0        0         0         0               0            0               0
Director             2005     0         0        0         0         0               0            0               0
-------------------- -------- --------- -------- --------- --------- --------------- ------------ --------------- ----------

                    OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

There was no grant of stock options during the fiscal year ended December 31, 2006 and through December 31, 2007. The market value the Company used for its common stock as of December 31, 2007 was $.25. There were option grants in the first quarter of 2008 as more fully described in the attached unaudited first quarter financial statements. Before any employee options may be delivered or exercised, the shareholders must ratify the Plan.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

China Wi-Max has Employment Agreements with the following:

NAME                        TERMS
--------------------------- ----------------------------------------------------
Allan Rabinoff              Three years,  $10,000  monthly salary and 600,000
                            options; vesting based on performance.
                            Option exercise price is $.25 per share.

George E. Harris Three years, $10,000 monthly salary and 500,000 options, 200,000 vesting immediately and 100,000 at the end of each year. Option exercise price is $.25 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Through December 31, 2007, the China Wi-Max board of directors in its entirety acted as the Compensation Committee for China Wi-Max. Dr. Rabinoff is the Chairman of the Company. As of February 26, 2008 a compensation committee was established.

STOCK OPTION AWARD AND COMPENSATION PLAN

The Company has adopted an incentive stock option plan pursuant to which the board of directors may grant options to purchase up to 4,000,000 shares of the Company's common stock to key employees, consultants and others. The plan will provide for the grant of incentive stock options with an exercise price of not less than the fair market value on the date of the grant as determined by the board of directors and will expire no later than the fifth anniversary of the date of grant. As of June 4, 2008, 2,600,000 options with an exercise price of $.25 had been granted to key employees and advisors. Before any employee options may be delivered or exercised, the shareholders must ratify the Plan.

DIRECTOR COMPENSATION

The Company does not pay any Directors fees for meeting attendance. An Audit Committee has yet to be established therefore no compensation has been paid for this function.

LIMITATION ON LIABILITY AND INDEMNIFICATION

China Wi-Max is a Nevada corporation. Nevada Revised Statutes (NRS) provide that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in the NRS (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. China Wi-Max articles of incorporation contain a provision eliminating the personal liability of directors to China Wi-Max or China Wi-Max shareholders for monetary damages to the fullest extent provided by the NRS.

The NRS provides that a Nevada corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. China Wi-Max articles of incorporation do not contain any such limitation.

The NRS provides that a Nevada corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. The Company's articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under the NRS, unless otherwise provided in the articles of incorporation, a Nevada corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. China Wi-Max articles of incorporation provide for indemnification of directors, officers, employees, fiduciaries and agents of China Wi-Max to the full extent permitted by Nevada law.

China Wi-Max articles of incorporation also provide that China Wi-Max may purchase and maintain insurance on behalf of any person who is or was a director or officer of China Wi-Max or who is or was serving at the request of China
Wi-Max as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not China Wi-Max would have the power to indemnify him or her against such liability.

                      EQUITY COMPENSATION PLAN INFORMATION

The Company established a Stock Option Award and Compensation Plan in the first quarter of 2008. The plan has an authorization for an initial 4,000,000 shares. More detail on the Plan is described in the first quarter 2008 financial statements.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Not applicable.

ITEM 8.  LEGAL PROCEEDINGS

China Wi-Max anticipates that it (including any future subsidiaries) will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and China Wi-Max cannot assure that their ultimate disposition will not have a material adverse effect on China Wi-Max business, financial condition, cash flows or results of operations. There are no such claims or legal proceedings as of June 4, 2008.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

There is no public market for the Company's common stock, and no assurance can be given that a market will develop or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all.

HOLDERS

There are approximately 37 holders of record of China Wi-Max common stock as of June 4, 2008.

DIVIDEND POLICY

Holders of China Wi-Max common stock are entitled to receive such dividends as may be declared by China Wi-Max board of directors. China Wi-Max has not declared or paid any dividends on China Wi-Max common shares and it does not plan on declaring any dividends in the near future. China Wi-Max currently intends to use all available funds to finance the operation and expansion of its business.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 4, 2008, China Wi-Max currently has 10,044,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of China Wi-Max, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with China Wi-Max will be required to comply with the resale limitations of Rule 144. Of these shares a total of 9,055,000 shares have been held for six months or more and are eligible for resale under Rule 144 assuming the company has been a reporting company for 90 days. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about China Wi-Max. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

CONVERTIBLE NOTES
-----------------
NOTES DUE DECEMBER 31, 2008, CONVERTIBLE AT $.25 INTO COMMON SHARES
------------------------------------------ ------------------------- ---------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *           INVESTMENT AMOUNT      INVESTMENT DATE
------------------------------------------ ------------------------- ---------------------- ---------------------
Adis, Donald P.
574 Eagle Nest Ct.
Golden, Colorado 80401-0907                           1                            $55,000              4-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Adis, Kathryn
574 Eagle Nest Ct.
Golden, Colorado 80401-0907                           1                            $12,500              9-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Barba, Ronald
2 Gate Field Dr.
Greenwich, Connecticut 06831                          1                            $25,000              6-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Beilenson, Larry
1705 Bristol Ridge Ct.
Chesterfield, MO 63017                                1                             $5,300             1-Jan -08
------------------------------------------ ------------------------- ---------------------- ---------------------
Blanchard, Lawrence
4101 Sulgrave Rd.
Richmond, Virginia 23221                              1                             $5,000              2-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Bollinger, George
219 Canyon Point Circle
Golden, Colorado 80403                                1                            $25,050             10-Jan-08
------------------------------------------ ------------------------- ---------------------- ---------------------
Charleville, Joe L.
2036 Pheasant Run Dr.
St. Louis, Missouri 63043                             1                            $15,000              5-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Clooney, Donald
1149 Templeton Pl.
Chesterfield, Missouri 63019-8412                     1                            $20,000              3-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Doss, Sara
6217 Rhodes Ave.
St. Louis, Missouri 63109-3416                        1                             $5,000              2-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Doss, Stephen
6217 Rhodes Ave.
St. Louis, Missouri 63109-3416                        1                             $5,000              1-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Hahn, Owen
9356 N. Waverly Dr.
Milwaukee, Wisconsin 53217                            1                            $40,000             26-Jul-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Harris, George
PO Box 3568
Copper Mountain, Colorado 80443                       1                             $5,000              6-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Heidlebaugh,  Shawn
1632 Forest Park
Findlay, Ohio 45840                                   1                            $10,000              1-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------

------------------------------------------ ------------------------- ---------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *           INVESTMENT AMOUNT      INVESTMENT DATE
------------------------------------------ ------------------------- ---------------------- ---------------------
Hombs, Roy
111 E. Broadway, Ste 340
Columbia, Missouri 65203                              1                            $25,000              6-Aug-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Jacobs, Michael
1120 Lincoln St., Apt 2
Denver, CO 80203                                      1                            $25,050             10-Jan-08
------------------------------------------ ------------------------- ---------------------- ---------------------
Jatho, David
4904 Ct Rd 343
Fulton, Missouri 65251                                1                           $107,500             19-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Jordan, R. Thomas
1833 Lowell Ln.
Ft. Collins, Colorado 80524                           1                           $100,000             23-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Jordan, Thomas
1833 Lowell Ln.
Fort Collins, CO 80524                                1                            $25,000             10-Jan-08
------------------------------------------ ------------------------- ---------------------- ---------------------
Kretz, John
2814 Invale Dr.
Glendale, CA 91208                                    1                            $75,000             22-Jan-08
------------------------------------------ ------------------------- ---------------------- ---------------------
Lee, Charles
8343 Acuff Ln.
Lenexa, Kansas 66215                                  1                             $5,000             15-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
McAdams, Gary
8480 E Orchard Rd., Suite 3600
Greenwood Village, CO 8011                            1                           $100,000              4-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Mitchell, Sam & JoAnn
8214 Mayhews Landing Rd.
Newark, California 94560                              1                             $5,000             15-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Najor, Samul
1625 Highland Dr.
Solana Beach, California
92075-2124                                            1                            $30,000              5-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
O'Connor, Judith
3321 Steeple Hill
St. Charles, Missouri 63301                           1                             $5,000              7-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Scott, Pat & Karon
8085 S. Niagara Way
Centennial, Colorado 80112                            1                             $5,000              7-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Shanker, Marcia
10805 W. 142st St.
Overland Park, Kansas 66221                           1                            $10,000             10-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Stein, Patricia
12323 Fox Lake Ct.
Fairfax, Virginia 22033                               1                             $2,500              4-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Stern, Aron
3482 Corte Clarita
Carlsbad, California 92009                            1                             $3,000              5-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Torson, Robert D.
2064 Vista Dr.
Loveland, Colorado 80538                              1                            $10,000              2-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------

------------------------------------------ ------------------------- ---------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *           INVESTMENT AMOUNT      INVESTMENT DATE
------------------------------------------ ------------------------- ---------------------- ---------------------
Young, Robert
PO Box 980517160
Calle Serena,
Rancho Sante Fe, California 92087-4805                1                            $50,000              1-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
TOTAL ACCREDITED INVESTORS                            30                          $810,900
                                           ========================= ======================

------------------------------------------ ------------------------- ---------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *           INVESTMENT AMOUNT      INVESTMENT DATE
------------------------------------------ ------------------------- ---------------------- ---------------------
Dyall, John
1450 Pepperhill Dr.
Florissant, Missouri 63033                            2                             $9,000              0-Jan-00
------------------------------------------ ------------------------- ---------------------- ---------------------
Erickson, Marlowe
8419 Cornell Ave.
St. Louis, Missouri 63132-4905                        2                             $5,000              1-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Finnen, Martha
1945 S. Jay Ct.
Lakewood, Colorado 80227                              2                             $5,000             14-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Gibbons, Eileen
3703 S. Edmunds St., #37
Seattle, Washington 98118                             2                             $2,500              1-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Gieseking, Linda
2323 Wellington Estates Dr.
Chesterfield, Missouri 63017                          2                             $5,000             30-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Gill, Timothy
7650 Windy Ct.
Arvada, Colorado 80007                                2                             $5,000             24-Sep-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Haas, Michael
2148 Pino Cir.
Erie, Colorado 80516                                  2                             $5,000             10-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Harper, Glenn H.
PO Box 481084
Denver, Colorado 80248                                2                             $2,500              3-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Hrdlicka, Beth
919 2nd Ave. West #202
Seattle, Washington 98119                             2                             $5,000             10-Aug-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Hrdlicka, Mark
#3 Berry Patch Ln.
Columbia, Illinois 62236                              2                             $2,500             18-Sep-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Hrdlicka, Paul
2327 Principia Dr.
Maryland Heights, Missouri 63043-1436                 2                             $2,500             22-Jul-07
------------------------------------------ ------------------------- ---------------------- ---------------------

------------------------------------------ ------------------------- ---------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *           INVESTMENT AMOUNT      INVESTMENT DATE
------------------------------------------ ------------------------- ---------------------- ---------------------
Johnson, Anthony
23431 Toronja Corte
Corona, California 92883                              2                            $10,000             19-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Johnson, Kevin
4132 N. Menomonee River Pkwy
Wauwatosa, Wisconsin 53222-1134                       2                             $3,000             30-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Lueken, Patricia
6036 Highfield Rd.
St. Louis, Missouri 63109-3374                        2                             $5,000              1-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Marden, Richard
313 Old Dominion Ave.
Herndon, Virginia 20170                               2                             $2,500             28-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Miller, Ann
751 Muir View Dr.
Ballwin, Missouri 63011                               2                             $5,000              5-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Milliken, Mark
PO Box 4923585 Homestead Dr. Edwards,
Colorado 81632-4923                                   2                             $5,000             16-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Moore, Brian
5950 Golden Pond
Villa Ridge, Missouri 63089                           2                             $8,900              3-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Nedelcovych, Mima
2791 Centerboro Dr., #488
Vienna, Virginia 22181                                2                             $5,000             26-Jul-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Nelson, Robert A.
4 Anglers Ln.
Defiance, Missouri 63341                              2                            $15,000              6-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Nikolaisen, Lynn
8808 Pardee Forest Dr. #C
St. Louis, Missouri 63123                             2                             $2,500             20-Sep-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Pantaleo, Riccardo
9337 Waterfall Glen Blvd.
Darien, Illinois 60561                                2                             $5,000             13-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Peterson, Ronald
423 S.E. Gilham Ave.
Portland, Oregon 97215                                2                             $6,500              4-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Rosen, Judy H.
14569 Benefit St., #307
Sherman Oaks, California 91403                        2                             $5,000              9-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Ross, Robert A.
1608 S. Chester Ct.
Denver, Colorado 80247                                2                            $12,500              5-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Rudeen, Beverly
314 Overdale Rd.
Pittsburgh, Pennsylvania
15221-4436                                            2                             $6,000             31-Oct-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Smith, Kathy
16592 W. 61st. Pl.
Golden, Colorado 80403                                2                             $2,500             17-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------

------------------------------------------ ------------------------- ---------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *           INVESTMENT AMOUNT      INVESTMENT DATE
------------------------------------------ ------------------------- ---------------------- ---------------------
Smith, Richard
16592 W. 61st Pl.
Golden, Colorado 80403                                2                             $2,500             15-Apr-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Wang, Qingwen
36 Plateau
Aliso Veijo, California 92656                         2                            $20,000              4-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Wang, Sharon & Qi
8552 S Miller Ct.
Littleton, Co 80127                                   2                             $5,000             29-Nov-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Wedlake, David
W357 Delafield Rd.
Oconomowoc, WI 53066                                  2                            $10,000              4-Dec-07
------------------------------------------ ------------------------- ---------------------- ---------------------
Ziegler, Sally
509 W. Dean Ct.
Fox Point, Wisconsin 53217-2640                       2                             $7,500             27-Sep-07
------------------------------------------ ------------------------- ---------------------- ---------------------
TOTAL UN-ACCREDITED INVESTORS                         32                          $193,400
                                           ------------------------- ----------------------
TOTAL INVESTORS                                       62                        $1,004,300
                                           ========================= ======================

* Investor type 1 is accredited and type 2 is un-accredited
-----------------------------------------------------------------------------------------------------------------


NOTES DUE DECEMBER 31, 2009, CONVERTIBLE AT $.50 INTO COMMON SHARES

----------------------------------------- ------------------------- ----------------------- ---------------------
        INVESTOR NAME AND ADDRESS                 INV TYPE *                 AMOUNT                  DATE
------------------------------------------ ------------------------- ----------------------- ---------------------
Ron  Barba
2 Gatefield Dr.
Greenwich, CT 6831                                    1                             $50,000             17-Mar-08
------------------------------------------ ------------------------- ----------------------- ---------------------
Steven Hanson
206 Spring Dr.
NYC, NY 10012                                         1                            $300,000             17-Mar-08
------------------------------------------ ------------------------- ----------------------- ---------------------
Yves Rounier
11919 E. Ida Pl.
Englewood, CO 80111                                   1                             $50,000             21-Mar-07
------------------------------------------ ------------------------- ----------------------- ---------------------
Christopher Virtue                                    1                             $50,000             20-Mar-08
672 N E 21 Ave
Deerfield Beach, FL 33441
------------------------------------------ ------------------------- ----------------------- ---------------------
Brian & Marie Millikin                                1                             $65,000              1-Apr-08
2380 Bougainvillea Circle
Corona, CA 92879
------------------------------------------ ------------------------- ----------------------- ---------------------
Judy Rosen
14569 Benefit St., #307
Sherman Oaks, CA 91403                                1                             $10,000             20-May-08
------------------------------------------ ------------------------- ----------------------- ---------------------
Christopher Virtue
672 N.E. 21st Ave.
Deerfield Beach, FL  33441                            1                            $100,000             23-May-08
------------------------------------------ ------------------------- ----------------------- ---------------------
TOTAL INVESTORS                                       7                            $625,000
                                           ========================= =======================

* Only accredited investors are accepted in this raise
------------------------------------------------------------------------------------------------------------------

COMMON SHARES ISSUED

COMMON SHARES ISSUED AT PAR VALUE

------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
                                      DATE SHARES ISSUED     CONSIDERATION    SERVICE PROVIDED   PRICE      NUMBER OF
   NAME AND ADDRESS OF INVESTOR                                                                  PER SHARE    SHARES
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Buck Krieger
12 Shari Dr.
St Louis, MO 63122                   September 25, 2006                $800  Services (1)           $0.001     800,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Chris Watson
P.O. Box 398, 228 E. Union St.
Pacific, MO 63067                    September 25, 2006                $200  Services (2)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Owen Hahn
9356 N Waverly Dr.
Bayside, WI 53217                    September 25, 2006                $100  Services (1)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Allan Rabinoff
11649 Port Washington Rd.,
Suite 224
Mequon, WI 53092                     September 28, 2006              $1,500  Services (1)           $0.001   1,500,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Iain Stewart
2518 Stonecrest Dr.
Fort Collins, CO 80521               September 28, 2006                $200  Services (2)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Phil Allen
7130 W. Stetson Pl  #25
Denver, CO 80123                     September 28, 2006                $100  Services (3)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Michael Kalbs
14569 Benefit St.  #307
Sherman Oaks, CA 91403               September 28, 2006                 $25  Services (1)           $0.001      25,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63011                    September 28, 2006                 $20  Services (5)           $0.001      20,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Joseph  Charleville
2036 Pheasant Run
Maryland Heights, MO 63043           September 28, 2006                 $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
William Hanks
38 W. Sunnyside Drive
St Peters, MO 63377                  September 28, 2006                 $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Henry Zaks
11649 Port Washington Rd.,
Suite 224
Mequon, WI 53092                     September 28, 2006                $600  Services (1)           $0.001     600,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Roy Hombs
2100 Garnet Drive
Columbia, MO 63202                   September 28, 2006                 $20  Services (3)           $0.001      20,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
David Jatho
4904 Court Road 343
Fulton, MO 65251                     September 28, 2006                  $5  Services               $0.001       5,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
William Hanks
38 W. Sunnyside Drive
St Peters, MO 63378                  September 28, 2006                 $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------

------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
                                      DATE SHARES ISSUED     CONSIDERATION    SERVICE PROVIDED   PRICE      NUMBER OF
   NAME AND ADDRESS OF INVESTOR                                                                  PER SHARE    SHARES
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Phil Allen
7130 W. Stetson Pl  #25
Denver, CO 80124                     November 6, 2006                  $100  Services (3)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Jenny Wang
24W 565 Eugenia Dr.
Naperville, IL 60540                 November 29, 2006                 $100  Services (1)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63012                    December 26, 2006                  $10  Services (5)           $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Donald Clooney
1149 Templeton Place
Town and Country, MO 63017           December 26, 2006                  $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Michael Kalbs
14569 Benefit St.  #307
Sherman Oaks, CA 91404               January 2, 2007                     $5  Services (1)           $0.001       5,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
William Hanks
38 W. Sunnyside Drive
St Peters, MO 63379                  December 26, 2006                   $5  Services               $0.001       5,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Jenny Wang
24W 565 Eugenia Dr.
Naperville, IL 60541                 February 5, 2007                  $100  Services (1)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Beverly Harris
P. O. Box 3568
Copper Mountain, CO 80443            February 5, 2007                   $50  Services (3)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Neslo Ventures C/0 Mark Olson
P.O. Box 1382
O'Fallon, MO 63366                   February 12, 2007                  $50  Services (3)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Donald Woodlee
6860 S. Yosemite Ct. Ste 2000
Centennial, CO 80112                 February 12, 2007                  $25  Services (3)           $0.001      25,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Frank Jia
7-3-7#, No 102, Youyi Road,
Haidian District
Beijing, China 100085                February 12, 2007                 $200  Services (4)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
James Xu
Room 104, Building 71,
Qiu-Shi-Cun,
Hangzhou City, China 310013          February 13, 2007                  $50  Services (2)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Thomas Wong
1611 Locust, #203
St, Louis, MO 63103                  May 1, 2007                        $25  Services (3)           $0.001      25,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Chris Watson
 P.O. Box 398, 228 E. Union St.
Pacific, MO 63069                    May 22, 2007                      $200  Services (2)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Roy Hombs
2100 Garnet Drive
Columbia, MO 63202                   May 1, 2007                        $50  Services (3)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
David Jatho
4904 Court Road 343
Fulton, MO 65252                     May 1, 2007                        $50  Services (3)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------

------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
                                      DATE SHARES ISSUED     CONSIDERATION    SERVICE PROVIDED   PRICE      NUMBER OF
   NAME AND ADDRESS OF INVESTOR                                                                  PER SHARE    SHARES
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
David Jatho
4904 Court Road 343
Fulton, MO 65253                     May 1, 2007                        $15  Services (3)           $0.001      15,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Michael Kalbs
14569 Benefit St.  #307
Sherman Oaks, CA 91405               May 1, 2007                        $10  Services (1)           $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63013                    May 1, 2007                        $10  Services (5)           $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
William Hanks
38 W. Sunnyside Drive
St Peters, MO 63376                  May 1, 2007                        $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Jenny Wang
24W 565 Eugenia Dr.
Naperville, IL 60542                 May 22, 2007                      $200  Services (1)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Michael Kalbs
14569 Benefit St.  #307
Sherman Oaks, CA 91406               May 22, 2007                       $15  Services (1)           $0.001      15,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63014                    May 22, 2007                       $25  Services (5)           $0.001      25,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Phil Allen
7130 W. Stetson Pl  #25
Denver, CO 80125                     May 1, 2007                       $200  Services (3)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63015                    May 31, 2007                       $15  Services (5)           $0.001      15,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Frank Jia
7-3-7#, No 102, Youyi Road,
Haidian District
Beijing, China 100086                May 31, 2007                      $150  Services (4)           $0.001     150,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Brian D. Beers
15251 Peppermill Drive
Chesterfield, MO 63005               May 31, 2007                       $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
James Harter
933 Kiefer Trails Drive
Ballwin, MO 63021                    May 31, 2007                       $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Steve Broadbent
920 Plaza Dr, Suite G
St Clair, MO 63077                   May 31, 2007                       $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63016                    May 31, 2007                       $15  Services (5)           $0.001      15,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Allan Rabinoff
11649 Port Washington Rd., Suite
224
Mequon, WI 53093                     May 31, 2007                      $750  Services (1)           $0.001     750,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Buck Krieger
12 Shari Dr.
St Louis, MO 63123                   May 31, 2007                      $500  Services (1)           $0.001     500,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------

------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
                                      DATE SHARES ISSUED     CONSIDERATION    SERVICE PROVIDED   PRICE      NUMBER OF
   NAME AND ADDRESS OF INVESTOR                                                                  PER SHARE    SHARES
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Henry Zaks
11649 Port Washington Rd., Suite
224
Mequon, WI 53093                     May 31, 2007                      $300  Services (1)           $0.001     300,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Chris Watson
P.O. Box 398, 228 E. Union St.
Pacific, MO 63068                    May 31, 2007                      $100  Services (2)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Jenny Wang
24W 565 Eugenia Dr.
Naperville, IL 60543                 May 31, 2007                      $100  Services (1)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63017                    May 31, 2007                       $50  Services (5)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Frank Jia
7-3-7#, No 102, Youyi Road,
Haidian District
Beijing, China 100087                June 2, 2007                      $200  Services (4)           $0.001     200,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Jenny Wang
24W 565 Eugenia Dr.
Naperville, IL 60544                 June 4, 2007                      $500  Services (1)           $0.001     500,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Buck Krieger
12 Shari Dr.
St Louis, MO 63124                   June 4, 2007                      $500  Services (1)           $0.001     500,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Allan Rabinoff
11649 Port Washington Rd.,
Suite 224
Mequon, WI 53094                     June 4, 2007                      $500  Services (1)           $0.001     500,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Chris Watson
P.O. Box 398, 228 E. Union St.
Pacific, MO 63070                    June 4, 2007                      $100  Services (2)           $0.001     100,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Paul Murphy
459 Sovereign Court
Ballwin, MO 63018                    June 4, 2007                       $50  Services (1)           $0.001      50,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Michael Kalbs
14569 Benefit St.  #307
Sherman Oaks, CA 91407               June 4, 2007                       $25  Services (1)           $0.001      25,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Richard Smith
16592 W. 61st Place
Golden, CO 80403                     October 22, 2007                   $25  Services (3)           $0.001      25,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
William Hanks
38 W. Sunnyside Drive
St Peters, MO 63380                  October 22, 2007                   $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
Sam Stein
6455 N. Garden Grove Lane
Glendale, WI 53209                   December 31, 2007                  $10  Services               $0.001      10,000
------------------------------------ ---------------------- ---------------- ------------------- ---------- -----------
                                     TOTAL PAID                      $9,045        TOTAL SHARES              9,045,000
                                     ---------------------- ---------------- ------------------- ---------- -----------
-----------------------------------------------------------------------------------------------------------------------
(1) Contributing  to the  formation  of the Company
-----------------------------------------------------------------------------------------------------------------------
(2) Providing  advice on  technological  matters and  researching  broadband sector
-----------------------------------------------------------------------------------------------------------------------
(3) Providing advice on strategic issues, technology market trends and financial and capital markets.
-----------------------------------------------------------------------------------------------------------------------
(4) Providing market and asset negotiation and acquisition services in China
-----------------------------------------------------------------------------------------------------------------------
(5) Marketing and internet design services
-----------------------------------------------------------------------------------------------------------------------

COMMON SHARES ISSUED AT $.25 PER SHARE

------------------------------------- --------------------- ---------------- ------------------ -------- ------------
    NAME AND ADDRESS OF INVESTOR       DATE SHARES ISSUED    CONSIDERATION   SERVICE PROVIDED   PRICE     NUMBER OF
                                                                                                PER
                                                                                                SHARE     SHARES
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Lupe Duenas
10642 Essex Court
Mequon, WI 53092                      October 4, 2007                $2,500  Services             $0.25       10,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Aron Stern
3482 Corte Clarita
Carlsbad, CA 92009                    October 4, 2007                $2,500  Services             $0.25       10,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Leo Kutz
9 Tulip Drive
St Louis, MO 63119                    December 10, 2007             $25,000  Services (2)         $0.25      100,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Leo Kutz
9 Tulip Drive
St Louis, MO 63120                    December 10, 2007              $5,000  Services (2)         $0.25       20,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Frank Jia
7-3-7#, No 102, Youyi Road, Haidian
District
Beijing, China 100085                 December 11, 2007             $25,000  Services (3)         $0.25      100,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Allan Rabinoff
11649 Port Washington Rd. #224
Mequon, WI 53092                      December 11, 2007             $18,750  Services (3)         $0.25       75,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Jenny Wang
24W 565 Eugenia Dr.
Naperville, IL 60540                  December 11, 2007             $12,500  Services (3)         $0.25       50,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Phil Allen
7130 W. Stetson Pl  #25
Denver, CO 80123                      December 31, 2007             $25,000  Services (3)         $0.25      100,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
George Harris
P. O. Box 3568
Copper Mountain, CO 80443             January 1, 2008               $50,000  Services (3)         $0.25      200,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Benjamin Edmonds
4883 Foster Road
Elbridge, NY 13060                    January 2, 2008                $9,750  Services (2)         $0.25       39,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Michael Barber
4627 Torrey Circle Unit P-202
San Diego, CA 92130                   February 1, 2008              $25,000  Services (2)         $0.25      100,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
Daniel Najor
1625 Highland Cove
Solana Beach, CA 92075                March 1, 2008                 $12,500  Services (2)         $0.25       50,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------
David Gao
Suit 818, Tower 2, Bright China
Chang An Building, 7 Jianguomen Nei
Street
Beijing, China 100005                 March 12, 2008                 $1,250  Services             $0.25        5,000
------------------------------------- --------------------- ---------------- ------------------ -------- ------------

------------------------------------- --------------------- ---------------- ------------------ -------- --------------
    NAME AND ADDRESS OF INVESTOR       DATE SHARES ISSUED    CONSIDERATION   SERVICE PROVIDED   PRICE      NUMBER OF
                                                                                                PER
                                                                                                SHARE      SHARES
------------------------------------- --------------------- ---------------- ------------------ -------- --------------
Barba, Ronald
2 Gate Field Dr.
Greenwich, Connecticut 06831          May 5, 2008                   $35,000  Services (2)          $.25        140,000
------------------------------------- --------------------- ---------------- ------------------ -------- --------------
                 TOTAL CONSIDERATION                               $249,750    TOTAL SHARES                    999,000

(1) Providing  advice on  technological  matters and  researching  broadband sector
(2) Providing advice on strategic issues, technology market trends and financial and capital markets.
(3) Assistance in acquisition of Beijing fiber and wireless assets

GRAND TOTAL CONSIDERATION                                      $258,795      GRAND TOTAL SHARES             10,044,000
===================================== ===================== ================ ================== ======== ==============

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

AUTHORIZED CAPITAL STOCK

The Company's authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.001 par value per share. As of December 31, 2007, there were 9,770,000 shares of China Wi-Max common stock issued and outstanding and at June 4, 2008, there were 10,044,000 shares issued and outstanding. No preferred stock is issued and outstanding.

COMMON STOCK

The holders of China Wi-Max common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company's board of directors with respect to any series of preferred stock, the holders of China Wi-Max common stock possess all voting power. China Wi-Max articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of China Wi-Max preferred stock created by China Wi-Max board of directors from time to time, the holders of common stock are entitled to dividends, if any, as may be declared from time to time by China Wi-Max board of directors from funds available therefore and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders. For a more complete discussion of China Wi-Max dividend policy, please see "Dividend Policy."

The holders of China Wi-Max common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which China Wi-Max may designate and issue in the future.

PREFERRED STOCK

Our Articles of Incorporation vest our Board of Directors with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation in respect of, among other things: (a) the number of Preferred Shares to constitute such series and the distinctive designations thereof, (b) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue, (c) whether Preferred Shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, (d) the liquidation preferences payable on Preferred Shares in the event of involuntary or voluntary liquidation, (e) sinking fund or other provisions, if any, for redemption or purchase of Preferred Shares, (f) the terms and conditions by which Preferred Shares may be converted, if the Preferred Shares of any series are issued with the privilege of conversion, and (g) voting rights, if any. As of the date of this Offering Memorandum, there are no Preferred Shares issued or outstanding.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for China Wi-Max common stock is Mountain Share Transfer, Inc., of 1625 Abilene Dr., Broomfield, CO 80020.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Company's Articles of Incorporation and By-Laws, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in the Company's best interest. No officer or director may be indemnified, however, where the officer or director committed intentional misconduct, fraud, or an intentional violation of the law.

The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Nevada law, the Company is informed that, in the opinion of the Securities and Exchange
Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by the Company's officer(s), director(s), or controlling person(s) in connection with the securities being registered, it will, unless in the opinion of the Company's legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court's decision.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The audited financial statements of China Wi-Max Communications, Inc. for the year ended December 31, 2007, period from July 5, 2006 (inception) through December 31, 2006, and period from July 5, 2006 through December 31, 2007, appear as pages 50 through 62. The unaudited financial statements for the periods ended March 31, 2008 and 2007 appear as pages 63 through 74.

                        China Wi-Max Communications, Inc.
                        (A Development Stage Enterprise)

                              FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007




                                    CONTENTS


Report of independent registered public accounting firm                    52

Financial statements:

     Balance sheets                                                        53

     Statements of operations                                              54

     Statements of shareholders' deficit                                   55

     Statements of cash flows                                              56

     Notes to financial statements                                      57-62

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Wi-Max Communications, Inc.

We have audited the accompanying balance sheets of China Wi-Max Communications, Inc. (a Development Stage Enterprise) as of December 31, 2007 and 2006, and the related statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2007, the period from July 5, 2006 (inception) through December 31, 2006, and the period from July 5, 2006 through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Wi-Max Communications, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from July 5, 2006 (inception) through December 31, 2006, and the period from July 5, 2006 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company reported a net loss of approximately $445,000 during the year ended December 31, 2007, and has a working capital deficiency and a shareholders' deficit of approximately $825,000 and $330,000, respectively, at December 31, 2007. In addition, the Company has a limited operating history and no revenue producing operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GHP HORWATH, P.C.

March 18, 2008
Denver, Colorado


                                              CHINA WI-MAX COMMUNICATIONS, INC.
                                              (A DEVELOPMENT STAGE ENTERPRISE)

                                                       BALANCE SHEETS



                                                           ASSETS
                                                                                                  December 31,
                                                                                   -------------------------------------------
                                                                                          2007                   2006
                                                                                   -------------------    --------------------
Current assets:
   Cash                                                                            $          182,401     $             1,116

   Receivables from issuance of common stock (Note 6)                                           2,570                   2,700

   Prepaid expenses                                                                             8,019                       -
                                                                                   -------------------    --------------------

       Total current assets                                                                   192,990                   3,816
                                                                                   -------------------    --------------------

Debt-issue costs, net                                                                           3,162

Deposits for acquisition of long-lived assets (Note 3)                                        491,666                       -
                                                                                   -------------------    --------------------
                                                                                              494,828                       -
                                                                                   -------------------    --------------------

         Total assets                                                              $          687,818     $             3,816
                                                                                   ===================    ====================


                                            LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                                                $           87,501     $             8,529

   Accrued interest                                                                            16,380                       -

   Convertible notes payable (Note 4)                                                         914,000                       -
                                                                                   -------------------    --------------------


         Total liabilities (all current)                                                    1,017,881                   8,529
                                                                                   -------------------    --------------------

Shareholders' deficit (Note 6):
    Preferred stock; $.001 par value; 5,000,000 shares authorized;
          none issued or outstanding                                                                -                       -
    Common stock; $.001 par value; 50,000,000 shares authorized;
          9,770,000 and 3,825,000 shares issued and outstanding as of
         December 31, 2007 and 2006, respectively                                               9,770                   3,825

      Additional paid-in capital                                                              113,295                       -
    Deficit accumulated during the development stage                                         (453,128)                 (8,538)
                                                                                   -------------------    --------------------

       Total shareholders' deficit                                                           (330,063)                 (4,713)
                                                                                   -------------------    --------------------

                                                                                   $          687,818     $             3,816
                                                                                   ===================    ====================

                       SEE NOTES TO FINANCIAL STATEMENTS.


                                              CHINA WI-MAX COMMUNICATIONS, INC.
                                              (A DEVELOPMENT STAGE ENTERPRISE)

                                                  STATEMENTS OF OPERATIONS



                                                                                Period from                 Period from
                                                                                July 5, 2006               July 5, 2006
                                                                                (inception)                 (inception)
                                                      Year ended                  through                     through
                                                   December 31, 2007         December 31, 2006           December 31, 2007
                                                 ----------------------    -----------------------    ------------------------
Operating expenses:
  General and administrative expense             $           (426,102)     $              (8,538)     $             (434,640)
                                                 ----------------------    -----------------------    ------------------------



Other expense:

     Interest expense (Note 4)                                (18,488)                          -                    (18,488)
                                                 ----------------------    -----------------------    ------------------------


Net loss                                         $           (444,590)     $              (8,538)     $             (453,128)
                                                 ======================    =======================    ========================

Basic and diluted net loss per share             $              (0.06)     $                    *
                                                 ======================    =======================

Weighted average number of common
    shares outstanding                                      7,136,096                   1,968,611
                                                 ======================    =======================



* Less than ($0.01) per share













                       SEE NOTES TO FINANCIAL STATEMENTS.


                                                  CHINA WI-MAX COMMUNICATIONS, INC.
                                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                                 STATEMENTS OF SHAREHOLDERS' DEFICIT

                                   PERIOD FROM JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2007


                                                                                                Deficit
                                             Common stock                Additional           accumulated               Total
                                   --------------------------------        paid-in            during the            shareholders'
                                       Shares             Amount           capital         development stage           deficit
                                   ----------------    ------------    ----------------    -------------------    ------------------
Common stock issued for cash
between July 5, 2006 (inception)
and December 31, 2006 at par
value ($0.001 per share)                 3,825,000     $     3,825                                                $           3,825

Net loss                                                                                   $          (8,538)                (8,538)
                                   ----------------    ------------    ----------------    -------------------    ------------------

Balances, December 31, 2006              3,825,000           3,825                                    (8,538)                (4,713)

Common stock issued for cash
between January and December 2007
at par value ($0.001 per share)          5,490,000           5,490                                                            5,490

Common stock issued for services,
valued at $0.25 per share (Note 6)         455,000             455     $       113,295                                      113,750

Net loss                                                                                            (444,590)              (444,590)
                                   ----------------    ------------    --- ------------    -------------------    ------------------

Balances, December 31, 2007              9,770,000     $     9,770     $       113,295     $        (453,128)     $        (330,063)
                                   ================    ============    ================    ===================    ==================















                       SEE NOTES TO FINANCIAL STATEMENTS.


                                                        CHINA WI-MAX COMMUNICATIONS, INC.
                                                        (A DEVELOPMENT STAGE ENTERPRISE)

                                                            STATEMENTS OF CASH FLOWS

                                                                                         Period from                Period from
                                                                                        July 5, 2006                July 5, 2006
                                                                                         (inception)                (inception)
                                                              Year ended                   through                    through
                                                          December 31, 2007           December 31, 2006          December 31, 2007
                                                        --------------------    ------------------------    -----------------------
Cash flows from operating activities:
   Net loss                                             $          (444,590)     $               (8,538)     $            (453,128)
   Adjustments to reconcile net loss to net cash
      used in operating activities:

    Common stock issued for services                                113,750                           -                    113,750

    Amortization of debt-issue costs                                  2,108                           -                      2,108
     Changes in assets and liabilities:

       Increase in prepaid expenses                                  (8,019)                          -                     (8,019)
       Increase in accounts payable                                  78,972                       8,529                     87,501

       Increase in accrued interest                                  16,380                           -                     16,380
                                                         -------------------    ------------------------    -----------------------

Net cash used in operating activities                              (241,399)                         (9)                  (241,408)
                                                         -------------------    ------------------------    -----------------------

Cash flows from investing activities:

    Deposits for acquisition of long-lived assets                  (491,666)                          -                   (491,666)
                                                         -------------------    ------------------------    -----------------------


Net cash used in investing activities                              (491,666)                          -                   (491,666)
                                                         -------------------    ------------------------    -----------------------

Cash flows from financing activities:

    Proceeds from issuance of convertible notes payable             914,000                           -                    914,000
    Proceeds from issuance of common stock                            5,620                       1,125                      6,745

    Debt issue costs                                                 (5,270)                          -                     (5,270)
                                                         -------------------    ------------------------    -----------------------

Net cash provided by financing activities                           914,350                       1,125                    915,475
                                                         -------------------    ------------------------    -----------------------


Net increase in cash                                                181,285                       1,116                    182,401

Cash, beginning of period                                             1,116                           -                          -
                                                         -------------------    ------------------------    -----------------------

Cash, end of period                                      $          182,401     $                 1,116     $              182,401
                                                         ===================    ========================    =======================

Supplemental disclosure of non-cash investing
 and financing activities:
      Receivables from issuance of common stock          $            2,570     $                 2,700     $                5,720
                                                         ===================    ========================    =======================

                       SEE NOTES TO FINANCIAL STATEMENTS.
                                      -56-

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

1.   ORGANIZATION, BASIS OF PRESENTATION, GOING CONCERN AND MANAGEMENT'S PLANS:

     ORGANIZATION AND BASIS OF PRESENTATION:

       China Wi-Max Communications,  Inc. (the "Company") is a development stage telecommunications broadband provider. The Company is a Nevada corporation formed in July 2006, and is focused on providing commercial customers with high bandwidth connections throughout first and second tier markets in China. For accounting purposes, the Company is classified as a development stage enterprise in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7.

       The Company plans to build,  own, and operate  metropolitan area Internet
         Protocol (IP)-based broadband networks using a combination of Company-owned optical fiber and licensed Wi-Max (Worldwide Interoperability for Microwave Access) capable wireless spectrum. These networks are designed to provide the reliability, redundancy, scalability, and other features expected of a carrier class network. The Company intends to provide value-added services such as IP transport, Internet Service Provider (ISP) services, and broadband internet access. The Company also intends to offer Voice Over Internet Protocal (VOIP) services. The Company plans to position inself to bypass the local loop facilities of the current local exchange carriers to connect enterprise customers directly to a global communications network.

       Tofacilitate its plans, the Company is in the process of acquiring two shell companies in China, which are to hold and control the assets acquired, and through which operations are to occur (Note 3).

     GOING CONCERN AND MANAGEMENT'S PLANS:

       The  accompanying  financial  statements  have been  prepared  on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a net loss of approximately $445,000 for the year ended December 31, 2007, and a working capital deficiency and shareholders' deficit of approximately $825,000 and $330,000, respectively, at December 31, 2007. The Company has a limited operating history and has no revenue producing operations. In addition, the Company does not have a revolving loan agreement with any financial institution, nor can the Company provide any assurance it will be able to enter into any such agreement in the future, or be able to raise funds through a future issuance of debt or equity. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

       Toaddress its current cash flow concerns,  the Company is completing a $1 million issuance of 12% convertible notes maturing in December 2008, convertible at $0.25 per share (Note 4), and is in the process of raising additional capital through a $1 million bridge loan, which
         consists  of  10%   convertible   notes   maturing  in  December  2009,
         convertible at $0.50 per share. Debt issuances are expected to be completed in the first and second quarter of 2008. In addition, the Company is planning a $3 to $5 million private placement of stock in mid 2008. Management anticipates that the proceeds from the bridge loan and the private placement will be used primarily to acquire long-lived assets and to begin marketing the Company's services, including the implementation of required infrastructure.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     LONG-LIVED ASSETS:

       Management   assesses  the  carrying  values  of  long-lived  assets  for impairment when circumstances indicate that such amounts may not be recoverable from future operations. Generally, assets to be held and used are considered impaired if the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.

       DEBT ISSUE COSTS:

       Debt issue costs of $5,270 are being amortized to interest expense on a straight-line basis over the term of the related debt, which matures in December 2008 (Note 4). Accumulated amortization is $2,108 as of December 31, 2007.

     CONVERTIBLE SECURITIES:

       Convertible  notes are accounted for in accordance with the provisions of
         Emerging Issues Task Force ("EITF") Issue No. 98-5, ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES ("EITF 98-5") and EITF Issue No. 00-27, APPLICATION OF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS ("EITF 00-27"). Under these pronouncements, the Company, where applicable, records a beneficial conversion feature amortized as additional discount on debt and recorded as expense. The Company has also considered EITF No. 05-2, THE MEANING OF CONVENTIONAL CONVERTIBLE DEBT INSTRUMENTS and EITF Issue No. 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

       The fair value of the Company's cash, receivables from the issuance of common stock, accounts payable and convertible notes, approximate their carrying amounts due to the short maturities of these instruments.

     REVENUE RECOGNITION:

       The Company does not yet have any revenue-producing operations. Upon commencement of revenue-producing operations, the Company intends to recognize revenue pursuant to Securities and Exchange Commission, Staff Accounting Bulletin ("SAB") No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended by SAB No. 104, REVENUE RECOGNITION. Consistent with the requirements of these SABs, revenue will be recognized only when: a) persuasive evidence of arrangement exists, b) delivery has occurred, c) the seller's price to the buyer is fixed, and d) collectibility is reasonably assured.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     LOSS PER SHARE:

       Basic loss per share of common stock is computed based on the weighted average number of common shares outstanding during the year. Stock options and common shares issuable upon the conversion of debt securities (3,721,520 at December 31, 2007) are not considered in the calculation, as the effect would be antidilutive. Therefore, diluted loss per share is equivalent to basic loss per share.

     STOCK BASED COMPENSATION:

       The Company has adopted the  provisions  of SFAS No. 123 (revised  2004),
         SHARE-BASED PAYMENT ("SFAS 123R"). SFAS 123R requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123R also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (generally the vesting period). The Company did not grant any options in 2007 or 2006.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

       In December  2007,  the Financial  Accounting  Standards  Board  ("FASB")
         issued SFAS No. 141 (R), BUSINESS COMBINATIONS ("SFAS 141 (R)"), which becomes effective for fiscal periods beginning after December 15, 2008. SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase, the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

       In December 2007, the FASB issued SFAS No. 160, NONCONTROLLING  INTERESTS
         IN CONSOLIDATED FINANCIAL STATEMENTS AN AMENDMENT OF ARB 51 ("SFAS 160") which becomes effective for fiscal periods beginning after December 15, 2008. This statement amends ARB 51 to establish accounting and reporting standards for non-controlling interests in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent's equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts consolidated net income attributable to the parent and to the non-controlling interest. In addition, this statement establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED):

       In February 2007, the FASB issued SFAS No. 159, THE FAIR VALUE OPTION FOR
         FINANCIAL ASSETS AND FINANCIAL LIABILITIES - INCLUDING AN AMENDMENT TO FASB STATEMENT NO. 115. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement of accounting for financial instruments, and the fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is assessing the impact that the adoption of SFAS No. 159 may have on its financial statements.

       In September  2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENT.
         This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB deferred the effective date of SFAS No. 157 for one full year for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. Management is currently determining the effect, if any, that the adoption of SFAS No. 157 may have on its financial statements.

3.   DEPOSITS FOR ACQUISITION OF LONG-LIVED ASSETS AND INTERNATIONAL OPERATIONS:

       As of December 31, 2007, the Company has made non-refundable deposits totaling $491,666 with three parties in Beijing, China, in which these parties, at the direction of the Company, are to acquire long-lived assets on the Company's behalf. These long-lived assets are to consist of a 45-mile long optical fiber ring and ISP and wireless licenses. These assets are to be held by Chinese shell companies for which the Company is to acquire a 50% ownership in the Chinese company that will hold the ISP and wireless licenses and a 100% ownership interest in a second Chinese company that will hold the optical fiber assets. This corporate structure is being established to satisfy the legal and regulatory requirements of the Chinese telecommunications industry for the provision of value-added telecommunications services. The remaining projected cost of acquiring all assets and the ownership interests in the Chinese entities necessary to commence operations is estimated to be $250,000 to $500,000. The Company expects to complete these transactions in the second quarter of 2008.

       The Company's foreign operations are to be located in China. Foreign transactions will be conducted in currencies other than the U.S. dollar, primarily the Chinese Renmimbi (RMB). As a result, the Company will be exposed to movements in foreign currency exchange rates. In addition, the Company will be subject to risks including adverse developments in the foreign political and economic environment, trade barriers, managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material negative impact on the Company's financial condition or results of operations in the future.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

4.   CONVERTIBLE NOTES PAYABLE:

      In June 2007, the Company authorized the sale of up to $1 million of convertible notes payable. Between June and December 2007, the Company issued $914,000 of notes payable, which mature on December 31, 2008, bear interest at 12% per annum, and are unsecured. Principal and interest are convertible at any time into shares of the Company's common stock at $0.25 per share, at the option of the note holders.

5.   INCOME TAXES:

     In 2007, the Company  adopted FASB  Interpretation  No. 48,  ACCOUNTING FOR
       UNCERTAINTY IN INCOME TAXES, AN INTERPRETATION OF FASB STATEMENT 109 ("FIN 48") The Company did not have any unrecognized tax benefits, and there was no effect on the Company's financial condition or results of operations as a result of implementing FIN 48.

     The Company files an income tax return in the U.S. federal jurisdiction, and the Company is subject to U.S. federal examinations for 2007 and 2006. Management does not believe it has any material unrecognized tax positions. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the period.

     Based on statutory rates, the Company's expected income tax benefit was approximately $151,000 and $3,000 for the year ended December 31, 2007, and the period from July 5, 2006 through December 31, 2006, respectively. The expected income tax benefit differs from the actual benefit of $0 each period, due primarily to the valuation allowance.


       Deferred tax assets consisted of the following at December 31, 2007 and 2006:

                                                  2007                2006
                                              -------------      --------------
      Deferred non-current tax assets:
          Loss carryforwards                  $     154,000      $        3,000
          Valuation allowance                      (154,000)             (3,000)
                                              -------------      --------------
      Net non-current deferred tax assets     $           -      $            -
                                              =============      ==============

      At December 31, 2007, the Company has net operating loss carryforwards of approximately $450,000, which expire through 2027. As the Company is unable to determine that it is more likely than not that future taxable income of the Company will be sufficient to utilize the operating loss carryforwards, a valuation allowance has been established against these assets.

6.   SHAREHOLDERS DEFICIT:

     RECEIVABLES FROM ISSUANCE OF COMMON STOCK:

       At December 31, 2007, the Company has a receivable for common stock issued of $2,570, which was collected in January and February 2008. At December 31, 2006, the Company had a $2,700 receivable for common stock issued, which was collected in 2007.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                    YEAR ENDED DECEMBER 31, 2007, PERIOD FROM
             JULY 5, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006, AND
               PERIOD FROM JULY 5, 2006 THROUGH DECEMBER 31, 2007

6.   SHAREHOLDERS DEFICIT (CONTINUED):

     STOCK OPTION PLAN:

      In February 2008, the Company  initiated  plans to implement a Corporation
         Stock Option Plan (the "Plan") covering up to three million shares of the Company's common stock. The exercise prices of the options granted will be determined by the Plan committee, whose members are appointed by the Board of Directors, and the exercise prices are generally to be established at the estimated fair value of the Company's common stock at the date of grant. Options are to be granted with terms not to exceed five years. Before any employee options may be delivered or exercised, the Company's shareholders must ratify the Plan.

     COMMON STOCK ISSUED FOR SERVICES:

      During 2007,  the Company issued 380,000 shares of common stock to various third parties who performed services for the Company. These shares were valued at $95,000. In December 2007, the Company also issued 75,000 shares to a director/significant shareholder of the Company valued at $18,750 for services rendered. All shares issued for services were valued at $0.25 per share, which was based on the estimated fair value of the services rendered.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS

                QUARTERS ENDED MARCH 31, 2008 AND MARCH 31, 2007

                                   (UNAUDITED)

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                QUARTERS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)


                                    CONTENTS


Financial statements:

     Balance sheets - March 31, 2008 (Unaudited) and December 31, 2007       65

     Statements of operations (Unaudited)                                    66

     Statements of shareholders' deficit (Unaudited)                         67

     Statements of cash flows (Unaudited)                                    68

     Notes to financial statements (Unaudited)                            69-74



                                           CHINA WI-MAX COMMUNICATIONS, INC.
                                            (A DEVELOPMENT STAGE ENTERPRISE)

                                                     BALANCE SHEETS



                                                         ASSETS
                                                                                    March 31,            December 31,
                                                                                      2008                   2007
                                                                                ------------------    -------------------
                                                                                    Unaudited
Current assets:
   Cash                                                                         $         309,489     $          182,401
   Receivables from issuance of common stock (Note 6)                                          50                  2,570
   Prepaid expenses                                                                         4,259                  8,019
                                                                                    --------------        ---------------

       Total current assets                                                               313,798                192,990
                                                                                    --------------        ---------------


Debt-issue costs, net                                                                       2,372                  3,162
Deposits for acquisition of long-lived assets (Note 3)                                    684,443                491,666
                                                                                    --------------        ---------------
                                                                                          686,815                494,828
                                                                                    --------------        ---------------

         Total assets                                                           $       1,000,613     $          687,818
                                                                                    ==============        ===============



                                         LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                                             $          46,715     $           87,501
   Accrued expenses                                                                        56,573                      -
   Accrued interest                                                                        48,254                 16,380
   Convertible notes payable (Note 4)                                                   1,004,300                914,000
                                                                                    --------------        ---------------

       Total current liabilities                                                        1,155,842              1,017,881
                                                                                    --------------        ---------------

Non-current Liabilities
   Convertible notes payable (Note 4)                                                     450,000                      -
                                                                                    --------------        ---------------

         Total liabilities                                                              1,605,842              1,017,881
                                                                                    --------------        ---------------

Shareholders' deficit (Note 6):
    Preferred stock; $.001 par value; 5,000,000 shares authorized;
          none issued or outstanding                                                            -                      -
    Common stock; $.001 par value; 50,000,000 shares authorized;
          9,904,000 and 9,770,000 shares issued and outstanding as of
        March 31, 2008 and December 31, 2007, respectively                                  9,904                  9,770

      Additional paid-in capital                                                          283,326                113,295
    Deficit accumulated during the development stage                                     (898,459)              (453,128)
                                                                                    --------------        ---------------

       Total shareholders' deficit                                                       (605,229)              (330,063)
                                                                                    --------------        ---------------

                                                                                $       1,000,613     $          687,818
                                                                                    ==============        ===============

                       SEE NOTES TO FINANCIAL STATEMENTS.

                                              CHINA WI-MAX COMMUNICATIONS, INC.
                                               (A DEVELOPMENT STAGE ENTERPRISE)
                                                   STATEMENTS OF OPERATIONS
                                                         (UNAUDITED)

                                                                                                            Period from
                                                                                                           July 5, 2006
                                                                  Three Months Ended                        (inception)
                                                   -------------------------------------------------          through
                                                      March 31, 2008             March 31, 2007           March 31, 2008
                                                   ----------------------     ----------------------    --------------------
Operating expenses:
    General and administrative expense              $          (412,408)      $            (41,590)     $         (847,048)
                                                   ----------------------     ----------------------    --------------------

Operating loss                                                 (412,408)                   (41,590)               (847,048)
                                                   ----------------------     ----------------------    --------------------

Other expense:

    Interest expense (Note 4)                                   (32,923)                          -                (51,411)
                                                   ----------------------     ----------------------    --------------------


Net loss                                            $          (445,331)      $            (41,590)     $         (898,459)
                                                   ======================     ======================    ====================

Basic and diluted net loss per share                $             (0.05)      $              (0.01)
                                                   ======================     ======================

Weighted average number of common
    shares outstanding                                        9,794,066                  4,089,722
                                                   ======================     ======================
















                       SEE NOTES TO FINANCIAL STATEMENTS.


                                               CHINA WI-MAX COMMUNICATIONS, INC.
                                               (A DEVELOPMENT STAGE ENTERPRISE)


                                              STATEMENTS OF SHAREHOLDERS' DEFICIT
                                  PERIOD FROM JULY 5, 2006 (INCEPTION) THROUGH MARCH 31, 2008

                                                                                                 Deficit
                                                                                                accumulated
                                                    Common stock             Additional         during the            Total
                                            ----------------------------       paid-in          development       shareholders'
                                              Shares           Amount          capital             stage             deficit
                                            ------------    ------------    --------------    ---------------    ---------------
Common stock issued for cash
between July 5, 2006  (inception)
and December 31, 2006 at par value            3,825,000       $    3,825      $         -       $          -     $      3,825


Net loss                                                                                              (8,538)          (8,538)
                                            ------------    ------------    --------------    ---------------    ---------------
Balances, December 31, 2006                   3,825,000            3,825                 -            (8,538)          (4,713)

Common stock issued for cash
   between January and December
   2007, valued at par value ($0.001
   per share)                                 5,490,000            5,490                                                5,490

Common stock issued for services,
   valued at $0.25 per share                    455,000              455           113,295                            113,750

Net loss                                                                                            (444,590)        (444,590)
                                            ------------    ------------    --------------    ---------------    ---------------
Balances, December 31, 2007                   9,770,000            9,770           113,295          (453,128)        (330,063)

Shares of common stock cancelled at
par value (unaudited)                          (260,000)            (260)                                                (260)

Common stock issued for services,
valued at $0.25 per share (Note 6)
(unaudited)                                     394,000              394            98,106                             98,500

Fair value of options vested during the
period (Note 6) (unaudited)                                                         71,925                             71,925

Net loss (unaudited)                                                                                (445,331)        (445,331)
                                            ------------    ------------    --------------    ---------------    ---------------


Balances, March 31, 2008 (unaudited)          9,904,000     $      9,904        $  283,326       $  (898,459)      $ (605,229)
                                            ============    ============    ==============    ===============    ===============








                       SEE NOTES TO FINANCIAL STATEMENTS.


                                         CHINA WI-MAX COMMUNICATIONS, INC.
                                          (A DEVELOPMENT STAGE ENTERPRISE)
                                              STATEMENT OF CASH FLOWS
                                                    (UNAUDITED)


                                                                                                      Period from
                                                                                                      July 5, 2006
                                                                                                      (inception)
                                                                     Three Months Ended                 through
                                                                          March 31,                    March 31,
                                                                   2008                2007               2008
                                                           --------------------- ------------------ -----------------
Cash flows from operating activities:
 Net loss                                                             $(445,331)          $(41,590)        $(898,459)
 Adjustments to reconcile net loss to net cash (used
  In) provided by operating activities:
  Common stock issued for services                                                                           212,250
                                                                         98,500                  -
  Non cash stock option expense
                                                                         71,925                  -            71,925
  Amortization of debt-issue costs
                                                                            790                  -             2,898
  Changes in assets and liabilities:
   Decrease (Increase) in prepaid expenses                                3,760                  -            (4,259)
   Increase (decrease) accounts payable                                 (40,786)            41,593            46,715
   Increase in accrued interest                                          31,874                  -            48,254
   Increase in accrued expenses                                          56,573                  -            56,573
                                                           --------------------- ------------------ -----------------

    Net cash (used in) provided by operating activities                (222,695)                 3          (464,103)
                                                           --------------------- ------------------ -----------------

Cash flows from investing activities:
    Deposits for acquisition of long-lived assets                      (192,777)                 -          (684,443)
                                                           --------------------- ------------------ -----------------
    Net cash used in investing activities                              (192,777)                 -          (684,443)
                                                           --------------------- ------------------ -----------------

Cash flows from financing activities:
  Proceeds from issuance of convertible notes payable                   540,300                  -         1,454,300
  Proceeds (payments) from issuance (return) of
     common stock                                                         2,260              2,310             9,005
  Debt issue costs                                                           -                   -            (5,270)
                                                           --------------------- ------------------ -----------------
    Net cash provided by financing activities                           542,560              2,310         1,458,035
                                                           --------------------- ------------------ -----------------

Net increase in cash and cash equivalents                               127,088              2,313           309,489

Cash and cash equivalents, beginning                                    182,401              1,116                 -
                                                           --------------------- ------------------ -----------------

Cash and cash equivalents, ending                                      $309,489             $3,429          $309,489
                                                           ===================== ================== =================

Supplemental disclosure of non-cash investing
 and financing activities:
     Receivable from issuance of common stock                               $50               $870            $5,460
                                                           ===================== ================== =================

                       SEE NOTES TO FINANCIAL STATEMENTS.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)

1.   ORGANIZATION, BASIS OF PRESENTATION, GOING CONCERN AND MANAGEMENT'S PLANS:

         ORGANIZATION AND BASIS OF PRESENTATION:

         China Wi-Max Communications, Inc. (the "Company") is a development stage telecommunications broadband provider. The Company is a Nevada corporation formed in July 2006, and is focused on providing commercial customers with high bandwidth connections throughout first and second tier markets in China. For accounting purposes, the Company is classified as a development stage enterprise in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7.

         The Company plans to build, own, and operate metropolitan area Internet Protocol (IP)-based broadband networks using a combination of Company-owned optical fiber and licensed Wi-Max (Worldwide Interoperability for Microwave Access) capable wireless spectrum. These networks are designed to provide the reliability, redundancy, scalability, and other features expected of a carrier class network. The Company intends to provide value-added services such as IP transport, Internet Service Provider (ISP) services, and broadband internet access. The Company also intends to offer Voice Over Internet Protocal (VOIP) services. The Company plans to position inself to bypass the local loop facilities of the current local exchange carriers to connect enterprise customers directly to a global communications network.

         To facilitate its plans, the Company is in the process of acquiring three shell companies in China, which are to hold and control the assets acquired, and through which operations are to occur (Note 3).

         The accompanying audited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such regulations. The unaudited condensed consolidated financial statements reflect all adjustments and disclosures that are, in the opinion of management, necessary for a fair presentation. Except as described above, all such adjustments are of a normal recurring nature. The results for the three-month period ended March 31, 2008 are not necessarily indicative of the results expected for the year ending December 31, 2008. These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes included in this Form 10 for the year ended December 31, 2007.

         GOING CONCERN AND MANAGEMENT'S PLANS:

         The accompanying unaudited interim financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a net loss of approximately $445,000 for the quarter ended March 31, 2008, and a working capital deficiency and shareholders' deficit of approximately $842,000 and $605,000, respectively, at March 31, 2008. The Company has a limited operating history and has no revenue producing operations. In addition, the Company does not have a revolving loan agreement with any financial institution, nor can the Company provide any assurance it will be able to enter into any such agreement in the future, or be able to raise funds through a future issuance of debt or equity. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)

1. ORGANIZATION, BASIS OF PRESENTATION, GOING CONCERN AND MANAGEMENT'S PLANS (CONTINUED):

         GOING CONCERN AND MANAGEMENT'S PLANS (CONTINUED):

         To address its current cash flow concerns, the Company completed a $1 million note issuance consisting of 12% convertible notes maturing in December 2008, convertible at $0.25 per share. The Company is in the process of raising additional capital through a $1 million bridge loan, which consists of 10% convertible notes maturing in December 2009, convertible at $0.50 per share. The 10% convertible note debt issuance is expected to be completed in the second quarter of 2008. In addition, the Company is planning a $5 million private placement of stock in mid 2008. Management anticipates that the proceeds from the bridge loans and the private placement will be used primarily to acquire long-lived assets and to begin marketing the Company's services, including the implementation of required infrastructure.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     LONG-LIVED ASSETS:

         Management assesses the carrying values of long-lived assets for impairment when circumstances indicate that such amounts may not be recoverable from future operations. Generally, assets to be held and used are considered impaired if the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.

     DEBT ISSUE COSTS:

         Debt issue costs of $5,270 are being amortized to interest expense on a straight-line basis over the term of the related debt, which matures in December 2008 (Note 4). Accumulated amortization is $2,898 as of March 31, 2008.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     CONVERTIBLE SECURITIES:

         Convertible notes are accounted for in accordance with the provisions of Emerging Issues Task Force ("EITF") Issue No. 98-5, ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES ("EITF 98-5") and EITF Issue No. 00-27, APPLICATION OF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS ("EITF 00-27"). Under these pronouncements, the Company, where applicable, records a beneficial conversion feature amortized as additional discount on debt and recorded as expense. The Company has also considered EITF No. 05-2, THE MEANING OF CONVENTIONAL CONVERTIBLE DEBT INSTRUMENTS and EITF Issue No. 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The fair value of the Company's cash, receivables from the issuance of common stock, accounts payable and convertible notes, approximate their carrying amounts due to the short maturities of these instruments.

     REVENUE RECOGNITION:

         The Company does not yet have any revenue-producing operations. Upon commencement of revenue-producing operations, the Company intends to recognize revenue pursuant to Securities and Exchange Commission, Staff Accounting Bulletin ("SAB") No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended by SAB No. 104, REVENUE RECOGNITION. Consistent with the requirements of these SABs, revenue will be recognized only when: a) persuasive evidence of arrangement exists, b) delivery has occurred, c) the seller's price to the buyer is fixed, and d) collectibility is reasonably assured.

     LOSS PER SHARE:

         Basic loss per share of common stock is computed based on the weighted average number of common shares outstanding during the year. Stock options and common shares issuable upon the conversion of debt securities (4,917,200 at March 31, 2008; none at March 31, 2007) are not considered in the calculation, as the effect would be antidilutive. Therefore, diluted loss per share is equivalent to basic loss per share.

     RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS:

         In February 2007, the FASB issued SFAS No. 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES - INCLUDING AN AMENDMENT TO FASB STATEMENT NO. 115. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement of accounting for financial instruments, and the fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement was effective for the Company on January 1, 2008. The Company did not apply the fair value option to any of its outstanding instruments and therefore SFAS No. 159 did not have an impact on the Company's financial statements.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS (CONTINUED):

         In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENT. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for fiscal years beginning after November 15, 2007. SFAS No. 157 was effective for the Company on January 1, 2008 for all financial assets and liabilities. For non-financial assets and liabilities, SFAS No. 157 is effective for the Company on January 1, 2009. Management is currently determining the effect that the adoption of SFAS No. 157 may have on its financial statements beyond it's current fiscal year.

         In March 2008, the FASB issued SFAS No. 161 DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 161 requires additional disclosure related to derivatives instruments and hedging activities. The provisions of SFAS No. 161 are effective for fiscal years and interim periods beginning after November, 15, 2008, and the Company is currently evaluating the impact of adoption.

3.   DEPOSITS FOR ACQUISITION OF LONG-LIVED ASSETS AND INTERNATIONAL OPERATIONS:

         As of March 31, 2008, the Company has made non-refundable deposits totaling $684,443 with three parties in Beijing, China, in which these parties, at the direction of the Company, are to acquire long-lived assets on the Company's behalf. These long-lived assets are to consist of 45-mile and 17-mile long optical fiber rings and ISP and two wireless licenses. These assets are to be held by Chinese shell companies for which the Company is to acquire a 50% ownership in the Chinese company that will hold the ISP and wireless licenses and a 100% ownership interest in a second Chinese company that will hold the optical fiber assets. This corporate structure is being established to satisfy the legal and regulatory requirements of the Chinese telecommunications industry for the provision of value-added telecommunications services. The remaining projected cost of acquiring all assets and the ownership interests in the Chinese entities necessary to commence operations is estimated to be $250,000 to $500,000. The Company expects to complete these transactions in the second and third quarters of 2008.

         The Company's foreign operations are to be located in China. Foreign transactions will be conducted in currencies other than the U.S. dollar, primarily the Chinese Renmimbi (RMB). As a result, the Company will be exposed to movements in foreign currency exchange rates. In addition, the Company will be subject to risks including adverse developments in the foreign political and economic environment, trade barriers, managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material negative impact on the Company's financial condition or results of operations in the future.

4.    CONVERTIBLE NOTES PAYABLE:

         In June 2007, the Company authorized the sale of up to $1 million of convertible notes payable. As of January 2008, the Company oversubscribed the offering and issued $1,004,300 of notes payable, which mature on December 31, 2008, bear interest at 12% per annum, and are unsecured. Principal and interest are convertible at any time into shares of the Company's common stock at $0.25 per share, at the option of the note holders. In addition, in March 2008, the Company authorized the sale of up to an additional $1 million of convertible notes payable. As of March 31, 2008, the Company issued $450,000 of notes payable, which mature on December 31, 2009, bear interest at 10% per annum, and are unsecured. Principal and interest are convertible at any time into shares of the Company's common stock at $0.50 per share, at the option of the note holders.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)


5.    INCOME TAXES:

         Based on statutory rates, the Company's expected income tax benefit was approximately $151,000 for the quarter ended March 31, 2008, and $14,000 for the quarter ended March 31, 2007. The expected income tax benefit differs from the actual benefit of $0 each period, due primarily to the valuation allowance. As the Company is unable to determine that it is more likely than not that future taxable income of the Company will be sufficient to utilize the operating loss carryforwards, a valuation allowance has been established against these assets.


6.   SHAREHOLDERS DEFICIT:

     RECEIVABLES FROM ISSUANCE OF COMMON STOCK:

         At March 31, 2008 and December 31, 2007, the Company had a receivable for common stock issued of $50 and $2,570, respectively. All payments have been received subsequent to the respective balance sheet dates.

     STOCK OPTION PLAN:

         Effective January 1, 2008, the Company established a Stock Option Award and Compensation Plan (the "Plan") covering up to four million shares of the Company's common stock. Any employee, consultant or Director of the Company, any Parent or any Subsidiary is eligible to participate. The exercise prices of the options granted were determined by the Plan committee, whose members are appointed by the Board of Directors, and the exercise prices are generally to be established at the estimated fair value of the Company's common stock at the date of grant. Options are to be granted with terms not to exceed five years. The Company granted 2,600,000 options during the first quarter of 2008 with an exercise price of $.25 per share. There were 468,750 vested options as of March 31, 2008. Before any employee options may be delivered or exercised, the shareholders must ratify the Plan.

         The compensation committee may award incentive stock options and nonqualified stock options under the 2008 Plan. Only employees may receive incentive stock options. The compensation committee also determines the exercise price of each option. However, the exercise price of an incentive stock option may not be less than 100% of the fair market value of the underlying shares on the date of grant. The exercise price of any option may not be less than the par value of the underlying share(s).

         The compensation committee determines the term of each option, but no term may exceed 10 years from the date of grant. The compensation committee also determines at what time or times each option may be exercised and any conditions that must be met before an option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the compensation committee.

                        CHINA WI-MAX COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2008 AND MARCH 31, 2007
                                   (UNAUDITED)

6.   SHAREHOLDERS DEFICIT (CONTINUED):

     STOCK OPTION PLAN (CONTINUED):

         The Company recorded total stock-based compensation of $71,925 for the quarter ended March 31, 2008 for options that vested in the quarter. These costs are included in general and administrative expense. As of March 31, 2008 the fair value of unvested stock options amounted to $276,125 which are expected to be recognized over a weighted average period of approximately 1.3 years and a current vesting period of up to 59 months.

         The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options. The weighted average fair value of options granted during the quarter ended March 31, 2008 was $0.13. The assumptions utilized to determine the fair value of options granted during the quarter ended March 31, 2008 are indicated in the following table. There were no options granted in the quarter ended March 31, 2007.

                Risk free interest rates               1.61% - 2.89%
                Expected volatility                      80% - 89%
                Expected life in years                     2 - 3
                Expected dividend yield                      -


         The following table sets forth the activity in the Company's Stock Option Plan since its January 1, 2008 establishment:

                                                              Weighted
                                                               Average
                                                 Number of    Exercise                      Average
                                                  Options       Price      Exercisable    Fair Value
                                                ------------ ------------ --------------- ------------
            Outstanding January 1, 2008              -            -             -              -
            Granted during first quarter         2,600,000      $0.25        468,750         $0.13
            Forfeited/expired                        -            -             -              -
                                                ------------ ------------ --------------- ------------
            Outstanding March 31, 2008           2,600,000      $0.25        468,750         $0.13
                                                ============ ============ =============== ============

         It was determined that there was no intrinsic value attributable to options granted during the quarter ended March 31, 2008, as the estimated market price of the Company's common stock of $.25 per share is the same as the exercise price of the options.

     COMMON STOCK ISSUED FOR SERVICES:

         During the first quarter of 2008, the Company issued 394,000 shares of common stock to various parties as employment signing bonuses and payments for services performed for the Company, valued at $98,500 ($0.25 per share). There were 485,000 shares of common stock issued during the first quarter of 2007, valued at $485.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)
    Audited financial statements for December 31, 2006 and 2007

    Unaudited financial statements for March 31, 2008

(b) EXHIBIT     DESCRIPTION
      NO.
    --------    ----------------------------------------------------------------
     3.1        Articles  of  Incorporation  of China  Wi-Max
                Communications,  Inc. -  7/5/06

     3.2 Certificate of Amendment - 9/1/06 (Stock amount changed to 50,000,000 @ $.001)

     3.3        Bylaws of China Wi-Max Communications, Inc.

     21.1       List of Subsidiaries of China Wi-Max Communications, Inc.

     23.1       Consent of Independent Registered Public Accounting Firm

     99.1       Appendix A

     99.2       Appendix B

     99.3       Appendix C

     99.4       Appendix D

                                   SIGNATURES:

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 4, 2008
                           CHINA WI-MAX COMMUNICATIONS, INC.

                           /s/George E. Harris
                           -----------------------------------------------------
                           George E. Harris, President, CFO and Director

                           /s/Dr. Allan Rabinoff
                           -----------------------------------------------------
                           Dr. Allan Rabinoff, Chairman and Executive Director - China Business Development

                           /s/Buck Krieger
                           -----------------------------------------------------
                           Buck Krieger, Director

                           /s/Jenny Wang
                           -----------------------------------------------------
                           Jenny Wang, Chief Administrative Officer and Director

                           /s/Daniel Najor
                           -----------------------------------------------------
                           Daniel Najor, Director